UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Callaway Golf Company

(Name of Registrant as Specified in its Charter)

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April 2, 2015

Dear Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Callaway Golf Company, which will be held on Wednesday, May 13, 2015, at Callaway Golf Company’s offices, located at 2180 Rutherford Road, Carlsbad, California 92008, commencing at 8:30 a.m. (PDT). A map is provided on the back page of these materials for your reference. Your Board of Directors and management look forward to greeting personally those shareholders who are able to attend.

At the meeting, your Board of Directors will ask shareholders to (i) elect eight directors; (ii) ratify, on an advisory basis, the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015; and (iii) approve, on an advisory basis, the compensation of the Company’s named executive officers. These matters are described more fully in the accompanying Proxy Statement, which you are urged to read thoroughly. Your Board of Directors recommends a vote “FOR” each of the nominees, “FOR” ratification of the appointment of the Company’s independent registered public accounting firm, and “FOR” the approval of the compensation of the named executive officers.

The Company has elected to take advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their shareholders by providing access to these documents on the Internet instead of mailing printed copies. Those rules allow the Company to provide its shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. Most shareholders will not receive printed copies of the proxy materials unless requested. Instead, those shareholders will receive a notice with instructions on how they may access and review the proxy materials on the Internet and how they may cast their vote via the Internet. If you would like to receive a printed or e-mail copy of our proxy materials, please follow the instructions for requesting the materials in the Notice of Internet Availability that is being sent to you.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. If you received the Notice of Internet Availability, a proxy card was not sent to you and you may vote only via the Internet if you do not attend the Annual Meeting or request that a proxy card and proxy materials be mailed to you. If you have requested that a proxy card and proxy materials be mailed to you, and you have received those materials, then instead of voting via the Internet, you may vote by telephone or by mailing a completed proxy card. For specific voting instructions, please refer to the information provided in the following Proxy Statement and in the Notice of Internet Availability.

Thank you for your continued interest in and support of our Company.

Sincerely,

Oliver G. (Chip) Brewer III

President and Chief Executive Officer

CALLAWAY GOLF COMPANY

2180 Rutherford Road

Carlsbad, California 92008

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Meeting Date: May 13, 2015

To Our Shareholders:

The 2015 Annual Meeting of Shareholders (the “Annual Meeting”) of Callaway Golf Company, a Delaware corporation (the “Company”), is scheduled to be held at Callaway Golf Company’s offices, located at 2180 Rutherford Road, Carlsbad, California 92008, commencing at 8:30 a.m. (PDT), on Wednesday, May 13, 2015, for the following purposes:

1.	to elect as directors the eight nominees named in the accompanying Proxy Statement;

2.	to ratify, on an advisory basis, the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015; and

3.	to approve, on an advisory basis, the compensation of the Company’s named executive officers.

Shareholders will also transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has nominated the following eight individuals to stand for election to the Board of Directors at the Annual Meeting: Samuel H. Armacost, Ronald S. Beard, Oliver G. Brewer III, John C. Cushman, III, John F. Lundgren, Adebayo O. Ogunlesi, Richard L. Rosenfield and Anthony S. Thornley. All eight individuals are currently members of the Company’s Board of Directors. For more information concerning these individuals, please see the accompanying Proxy Statement.

The Board of Directors has fixed the close of business on March 16, 2015 as the record date for determination of shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof, and only record holders of common stock at the close of business on that day will be entitled to vote. At the record date, 77,965,335 shares of common stock were issued and outstanding. In order to constitute a quorum for the conduct of business at the Annual Meeting, it is necessary that holders of a majority of all outstanding shares of common stock of the Company be present in person or represented by proxy.

TO ASSURE REPRESENTATION AT THE ANNUAL MEETING, SHAREHOLDERS ARE URGED TO RETURN A PROXY AS PROMPTLY AS POSSIBLE EITHER BY VOTING THROUGH THE INTERNET OR TELEPHONE OR BY SIGNING, DATING, AND RETURNING A PROXY CARD IN ACCORDANCE WITH THE ENCLOSED INSTRUCTIONS. IF YOU RECEIVED ONLY THE NOTICE OF HOW TO ACCESS THE PROXY MATERIALS VIA THE INTERNET, A PROXY CARD WAS NOT SENT TO YOU AND YOU MAY VOTE ONLY VIA THE INTERNET IF YOU DO NOT ATTEND THE ANNUAL MEETING OR REQUEST THAT A PROXY CARD BE MAILED TO YOU. IF YOUR SHARES ARE HELD IN A BROKERAGE ACCOUNT, YOUR BROKER WILL ASK YOU FOR INSTRUCTIONS ON HOW TO VOTE YOUR SHARES. YOU ARE URGED TO RETURN THE VOTING INSTRUCTIONS TO YOUR BROKER AS PROMPTLY AS POSSIBLE TO ENSURE YOUR SHARES WILL BE VOTED. ANY SHAREHOLDER ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE PREVIOUSLY RETURNED A PROXY.

If you plan to attend the Annual Meeting in person, we would appreciate your response by so indicating when returning the proxy.

By Order of the Board of Directors,

Brian P. Lynch
Corporate Secretary

Carlsbad, California

April 2, 2015

Important notice regarding the Internet availability of proxy materials for the Shareholder Meeting To Be Held on May 13, 2015: The Annual Report and Proxy Statement are available on the Internet at: http://www.allianceproxy.com/callawaygolf/2015

Proxy Statement

CALLAWAY GOLF COMPANY

2180 Rutherford Road

Carlsbad, California 92008

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

Meeting Date: May 13, 2015

GENERAL INFORMATION

Purpose

This Proxy Statement and accompanying proxy card will first be made available to shareholders on the Internet on or about April 2, 2015 in connection with the solicitation of proxies by the Board of Directors of Callaway Golf Company, a Delaware corporation (the “Company”). The proxies are for use at the 2015 Annual Meeting of Shareholders of the Company, which is scheduled to be held on Wednesday, May 13, 2015, at Callaway Golf Company, located at 2180 Rutherford Road, Carlsbad, California 92008, commencing at 8:30 a.m. (PDT), and at any meetings held upon adjournment or postponement thereof (the “Annual Meeting”). The record date for the Annual Meeting is the close of business on March 16, 2015 (the “Record Date”). Only holders of record of the Company’s common stock, $.01 par value per share (the “Common Stock”), on the Record Date are entitled to notice of the Annual Meeting and to vote at the Annual Meeting.

Voting and Quorum

The Board of Directors is soliciting your proxy to vote on all matters scheduled to come before the Annual Meeting. By completing and returning the proxy card or voting instruction card, or by transmitting your voting instructions by telephone or via the Internet, you are authorizing the designated proxies to vote your shares at the Annual Meeting as you have instructed. Whether or not you plan to attend the Annual Meeting in person, please return a proxy indicating how you wish your shares to be voted as promptly as possible. If you received the Notice of Internet Availability, a proxy card was not sent to you and you may vote only via the Internet if you do not attend the Annual Meeting or request that a proxy card be mailed to you. If you have received a proxy card, you may return a proxy either by voting through the Internet or telephone or by signing, dating and returning a proxy card. Please follow the accompanying instructions. Any shareholder who submits a proxy has the power to revoke it at any time before his, her or its shares are voted either by filing with the corporate secretary of the Company a written instrument revoking it, or by returning (by Internet, or if applicable, by telephone or mail) another later-dated proxy, or by attending the Annual Meeting and voting in person. If you sign and return your proxy but do not indicate how you want to vote your shares for each proposal, then for any proposal for which you do not so indicate, your shares will be voted at the Annual Meeting in accordance with the recommendation of the Board of Directors.

The Board of Directors recommends a vote “FOR” each of the nominees for election as director as set forth in this Proxy Statement, “FOR” ratification, on an advisory basis, of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015, and “FOR” the approval, on an advisory basis, of the compensation of the named executive officers. By returning the proxy (by Internet, or if applicable, by telephone or mail), unless you notify the corporate secretary of the Company in writing to the contrary, you are also authorizing the proxies to vote with regard to any other matter that may properly come before the Annual Meeting or any adjournment or postponement thereof. The Company does not currently know of any such other matter. If there are any such additional matters, the proxies will vote your shares in accordance with the recommendation of the Board of Directors.

As of the Record Date, there were 77,965,335 shares of Common Stock issued and outstanding and no other securities of the Company entitled to vote at the Annual Meeting were outstanding. Under Delaware law and the Company’s Bylaws, the holders of a majority of the Common Stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, constitute a quorum for the transaction of business at the Annual Meeting. The inspector of election will determine whether a quorum is present and will tabulate the votes cast at the meeting. Holders of Common Stock have one vote for each share on any matter that may be presented for consideration and action by the shareholders at the Annual Meeting, except that shareholders have cumulative voting rights with respect to the election of directors. Cumulative voting rights entitle each shareholder to cast as many votes as are equal to the number of directors to be elected multiplied by the number of shares owned by such shareholder, which votes may be cast for one candidate or distributed among two or more candidates. A shareholder of record may exercise cumulative voting rights by indicating on the proxy card the manner in which such votes should be allocated, or if such shareholder votes in person at the annual meeting, such shareholder must submit a ballot and make an explicit statement of the intent to cumulate votes. A shareholder who holds shares beneficially through a broker, trustee or other nominee and wishes to cumulate votes, should contact its broker, trustee or nominee. (Internet and telephone voting cannot accommodate cumulative voting.) The eight nominees for director receiving the highest number of votes at the Annual Meeting will be elected. Returning a proxy giving authority to vote for the nominees named in this Proxy Statement will also give discretion to the designated proxies to cumulate votes and cast such votes in favor of the election of some or all of the applicable director nominees in their sole discretion.

The affirmative vote of the holders of a majority of shares of Common Stock entitled to vote on the matter and present in person or represented by proxy at the Annual Meeting is required for ratification, on an advisory basis, of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm and approval, on an advisory basis, of the compensation of the Company’s named executive officers.

If your shares are registered directly in your name with our transfer agent, Computershare, you are the shareholder of record of those shares and our proxy materials have been made available to you by us. If your shares are held in a stock brokerage account, by a bank, broker, trustee or other nominee, you are considered the beneficial owner of shares held in street name and our proxy materials are being forwarded to you by your bank, broker, trustee or other nominee that is considered the owner of record of those shares. As the beneficial owner, you have the right to direct your bank, broker, trustee or other nominee on how to vote your shares.

Under the rules of the New York Stock Exchange (“NYSE”), brokers who hold shares in street name for customers do not have the authority to vote on certain items when they have not received instructions from beneficial owners (“broker non-votes”). If you give your broker instructions, your shares will be voted as directed. If you do not give your broker instructions and the proposal is considered “routine,” brokers are generally permitted to vote your shares in their discretion. The ratification, on an advisory basis, of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm is the only matter to be voted on at the Annual Meeting that will be considered routine. The election of directors and the approval, on an advisory basis, of the compensation of the named executive officers will not be considered routine and therefore brokers will not have discretionary authority to vote on these proposals.

Abstentions may be specified for all proposals except the election of directors. Abstentions and broker non-votes are counted for purposes of determining a quorum. For purposes of determining whether a proposal (other than the election of directors) is approved, abstentions are counted in the tabulation of shares present in person or represented by proxy and have the same effect as voting against a proposal. Broker non-votes are not considered as shares present in person or represented by proxy for purposes of determining the outcome of a vote.

Solicitation of Proxies

The cost of preparing, assembling, printing and mailing this Proxy Statement and the accompanying proxy card, the Notice of Internet Availability, and the cost of soliciting proxies relating to the Annual Meeting, will be borne by the Company. The Company may request banks, brokers and other third parties to solicit their customers who beneficially own Common Stock listed of record in the name of such bank, broker or other third party, and the Company will reimburse such banks, brokers and third parties for their reasonable out-of-pocket expenses for such solicitations. The solicitation of proxies by mail may be supplemented by telephone, facsimile, Internet and personal solicitation by directors, officers and other employees of the Company, but no additional compensation will be paid to such individuals. The Company has retained the firm of Alliance Advisors LLC to assist in the solicitation of proxies for a base fee of approximately $5,500, plus out-of-pocket expenses.

Householding

With regard to the delivery of annual reports and proxy statements, under certain circumstances the Securities and Exchange Commission (“SEC”) permits the Company to send a single set of such proxy materials or, where applicable, one Notice of Internet Availability, to any household at which two or more shareholders reside if they appear to be members of the same family (unless otherwise requested by one or more of such shareholders). Each shareholder, however, still receives a separate proxy card if he or she receives paper copies. This procedure, known as “householding,” reduces the amount of duplicate information received at a household and reduces mailing and printing costs as well. This year, the Company will be mailing primarily Notices of Internet Availability and only a small number of printed copies of the annual report and Proxy Statement to parties who have requested paper copies.

A number of banks, brokers and other third parties have instituted householding and have previously sent a notice to that effect to certain of the Company’s beneficial shareholders whose shares are registered in the name of the bank, broker or other third party. As a result, unless the shareholders receiving such notice gave contrary instructions, only one annual report and one proxy statement or one Notice of Internet Availability will be mailed to an address at which two or more such shareholders reside. If any shareholder residing at such an address wishes to receive a separate annual report and proxy statement or Notice of Internet Availability, in the future, such shareholder should telephone the householding election system (toll-free) at 1-800-542-1061. In addition, (i) if any shareholder who previously consented to householding desires to promptly receive a separate copy of the annual report and proxy statement or Notice of Internet Availability, for each shareholder at his or her same address, or (ii) if any shareholder shares an address with another shareholder and both shareholders at such address desire to receive only a single copy of the annual report and proxy statement or Notice of Internet Availability, then such shareholder should contact his or her bank, broker or other third party in whose name the shares are registered or contact the Company as follows: Callaway Golf Company, ATTN: Investor Relations, 2180 Rutherford Road, Carlsbad, CA 92008, telephone (760) 931-1771. Upon written or oral request, the Company will promptly deliver a separate copy of the annual report and proxy statement, or Notice of Internet Availability, to any shareholder at a shared address to which a single copy of such material was delivered.

Other Matters

The main purpose of the upcoming Annual Meeting of Shareholders is to conduct the business described in this Proxy Statement. At the Annual Meeting, it is the Company’s intention to have a brief presentation by the Chief Executive Officer after the completion of all business, followed by a short question and answer period. Due to legal and practical constraints, including regulations regarding the selective disclosure of material information, and consistent with the fact that the main purpose of the Annual Meeting is to conduct the necessary business of the Company, a significant, substantive presentation on the Company’s current or expected performance is not planned.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Introduction

Corporate governance is the system by which corporations ensure that they are managed ethically and in the best interests of the Company’s shareholders. The Company is committed to maintaining high standards of corporate governance. A copy of the Company’s Corporate Governance Guidelines is available on the Company’s website at www.callawaygolf.com under Investor Relations — Corporate Governance.

One of the most important aspects of corporate governance is the election of a Board of Directors to oversee the operation of the business and affairs of the Company. The Company’s Bylaws provide that the Company’s directors shall be elected at each annual meeting of shareholders. As a result, as discussed below, the first proposal the shareholders will be asked to vote upon at the Annual Meeting is the election of the eight nominees named in this Proxy Statement as directors to serve until the 2016 annual meeting of shareholders and until their successors are elected and qualified.

In today’s business environment, the selection of a qualified independent auditor has become a key aspect of corporate governance. The Board of Directors has asked that shareholders ratify, on an advisory basis, the Audit Committee’s selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the shareholders of the Company are entitled to approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement. Pursuant to the Dodd-Frank Act, this shareholder vote is advisory only and is not binding on the Company, its Board of Directors or the Compensation and Management Succession Committee. Although the vote is non-binding, the Compensation and Management Succession Committee and the Board of Directors value your opinions and will consider the outcome of the vote in establishing our compensation philosophy and in making future compensation decisions.

Independence

The Company’s Bylaws and Corporate Governance Guidelines provide that a substantial majority of the Company’s directors must be independent. A director is independent only if the director is not an employee of the Company and the Board has determined that the director has no direct or indirect material relationship to the Company. To be independent, a director must also satisfy any other independence requirements under applicable law or regulation and the listing standards of the New York Stock Exchange (“NYSE”). In evaluating a particular relationship, the Board considers the materiality of the relationship to the Company, to the director and, if applicable, to any organization with which the director is affiliated. To assist in its independence evaluation, the Board adopted categorical independence standards, which are listed on Appendix A attached to the Company’s Corporate Governance Guidelines, which are available on the Company’s website at www.callawaygolf.com under Investor Relations — Corporate Governance. Compliance with these internal and NYSE independence standards is reviewed at least annually. The Board has determined that each of the eight current non-management directors is independent. Oliver G. Brewer III, the Company’s President and Chief Executive Officer, is the only current director who is not independent. Therefore, a substantial majority of the members of the Board are independent. All director nominees other than Mr. Brewer are independent.

Director Qualifications

The Nominating and Corporate Governance Committee is responsible, among other things, for developing and recommending to the Board criteria for Board membership and for identifying and recruiting potential Board candidates based on the identified criteria in the context of the Board as a whole and in light of the Board’s needs at a particular time. The Nominating and Corporate Governance Committee has worked with the Board of

Directors to identify certain minimum criteria that every director must meet: (i) a director must exhibit very high personal and professional ethics, integrity and values; (ii) a director must not have any conflicting interest that would materially impair his or her ability to discharge the fiduciary duties of a director; (iii) a director must be committed to the best interests of the Company’s shareholders and be able to represent fairly and equally all shareholders without favoring or advancing any particular shareholder or other constituency; and (iv) a director must be able to devote adequate time to his or her service as a director. A potential candidate will not be considered for a directorship unless he or she satisfies these threshold criteria.

In addition to these minimum threshold criteria, the Board of Directors believes that the Board, as a whole, should possess a combination of skills, professional experience, and diversity of backgrounds necessary to oversee the Company’s business. In this regard, the Board of Directors has determined that one or more Board members, among other things, should (i) be currently serving as an active executive of another corporation, (ii) have prior experience as a Chief Executive Officer or an operating executive with significant responsibility for operating results, (iii) have public company executive experience, (iv) have public company board experience, (v) have corporate governance experience, (vi) have executive compensation experience, and (vii) have consumer products experience. The Board also believes that one or more members of the Board of Directors should have functional expertise in each of finance, accounting, legal matters, investment banking, technology, manufacturing, international business, research and development, strategic planning, consumer sales and marketing, retail business, and mergers and acquisitions. Potential candidates are evaluated based upon the factors described above as well as their independence and relevant business and industry experience.

The Nominating and Corporate Governance Committee works with the Board of Directors to evaluate annually the composition of the Board to assess the skills and experience that are currently represented on the Board, as well as the skills and experience that the Board will find valuable in the future, given the Company’s current situation and strategic plans. This annual evaluation of the Board’s composition enables the Board to update its determination of the skills and experience it seeks in the Board as a whole, and in individual directors, as the Company’s needs evolve and change over time. In identifying director candidates from time to time, the Board or Nominating and Corporate Governance Committee may establish specific skills and experience that it believes the Company should seek in order to constitute a balanced and effective board. In addition, although the Board of Directors does not have a formal policy regarding diversity, the Board of Directors believes that ethnic, gender and cultural diversity among Board members can provide distinct value and is important. In considering potential new candidates, the Board considers whether the potential Board member would increase the ethnic, gender or cultural diversity of the Board.

Identification of Potential Director Candidates

The Nominating and Corporate Governance Committee uses a variety of methods for identifying director candidates, including professional search firms and recommendations from the Company’s officers, directors, shareholders or other persons. If a shareholder believes that he or she has identified an appropriate candidate who is willing to serve on the Company’s Board of Directors, the shareholder may submit a written recommendation to the Chair of the Nominating and Corporate Governance Committee c/o the Company’s Corporate Secretary at 2180 Rutherford Road, Carlsbad, California 92008. Such recommendation must include detailed biographical information concerning the recommended candidate, including a statement regarding the candidate’s qualifications. The Nominating and Corporate Governance Committee may require such further information and obtain such further assurances concerning the recommended candidate as it deems reasonably necessary. The Nominating and Corporate Governance Committee will review properly submitted shareholder candidates in the same manner as it evaluates all other director candidates. In addition to bringing potential qualified candidates to the attention of the Nominating and Corporate Governance Committee as discussed above, a nomination of a person for election to the Board of Directors at an annual meeting of shareholders may be made by shareholders who meet the qualifications set forth in the Company’s Bylaws and who make such nominations in accordance with the procedures set forth in the Company’s Bylaws, including the procedures described under the heading “Shareholder Proposals” in this Proxy Statement.

Nomination Process

The Nominating and Corporate Governance Committee believes that the continuing service of qualified incumbents promotes stability and continuity on the Board of Directors and contributes to the Board’s ability to function effectively. The continuing service of qualified incumbents also provides the Company with the benefit of the familiarity with and insight into the Company’s affairs that its directors have accumulated during their tenure. As a result, in considering candidates for nomination for each annual meeting of shareholders, the Nominating and Corporate Governance Committee first considers the Company’s incumbent directors who desire to continue their service on the Board. The Nominating and Corporate Governance Committee will generally recommend to the Board an incumbent director for re-election if the Nominating and Corporate Governance Committee has determined that (i) the incumbent director continues to satisfy the threshold criteria described above, (ii) the incumbent director has satisfactorily performed his or her duties as a director during the most recent term and (iii) there exists no reason why, in the Nominating and Corporate Governance Committee’s view, the incumbent director should not be re-elected. If a vacancy becomes available on the Board of Directors as a result of the death, resignation or removal of an incumbent director or as a result of action taken by the Board to increase the size of the Board, the Nominating and Corporate Governance Committee proceeds to identify candidates who meet the required criteria and attributes.

Majority Vote Policy

The Company’s Corporate Governance Guidelines set forth the Company’s policy regarding a director who is elected but receives a majority of “withheld” votes. In an uncontested election of directors, any nominee who has a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”) is required to submit in writing an offer to resign. The Nominating and Corporate Governance Committee will consider, among other things, the reasons for the Majority Withheld Vote and make a recommendation to the Board of Directors whether or not to accept the resignation offer. The Board of Directors will consider the recommendation of the Nominating and Corporate Governance Committee and will determine whether to accept the resignation. The Board of Directors is required to publicly disclose the basis for its determination. Full details of this policy are set forth in the Company’s Corporate Governance Guidelines, posted on its website at www.callawaygolf.com under Investor Relations — Corporate Governance.

Board Leadership Structure

The Board of Directors believes that strong, independent Board leadership is a critical aspect of effective corporate governance. As a result, the Board either appoints a Chairman of the Board who is an independent director or appoints a lead independent director if the Chairman of the Board is not independent (e.g., when the Chairman is also the Chief Executive Officer). The independent Chairman or the lead independent director, as the case may be, works with the Chief Executive Officer to set the Board’s work program and meeting agendas, coordinates the activities of the independent directors, serves as a liaison between the Chief Executive Officer and the independent directors, and presides at the executive sessions (without management) of the independent directors.

The Company currently separates the positions of Chairman and Chief Executive Officer. Separating these positions and having the Chairman lead the Board in its oversight responsibilities enables the Company’s Chief Executive Officer to focus on day-to-day business and his other responsibilities. Currently, Mr. Beard, who is an independent director, is serving as Chairman of the Board and the Company therefore does not have a director with the title of lead independent director. A copy of the charter for the Chairman position is available on the Company’s website at www.callawaygolf.com under Investor Relations — Corporate Governance — Board Memberships.

Risk Oversight

The Board of Directors oversees an enterprise-wide approach to risk management and works with the Audit Committee and management in executing its oversight responsibility for risk management. The Board generally oversees risks related to the Company’s strategic and operational objectives and is responsible for overseeing the amounts and types of risks taken by management in executing those objectives. In addition, the Board has delegated to the Audit Committee the responsibility for oversight of certain of the Company’s risk oversight and compliance matters, including oversight of (i) material legal proceedings and material contingent liabilities, (ii) the Company’s policies regarding risk assessment and management, (iii) the Company’s compliance programs with respect to legal and regulatory requirements and the Company’s Code of Conduct, and (iv) the establishment of procedures for the receipt and handling of complaints regarding accounting, internal accounting controls and auditing matters. The Board has delegated to the Nominating and Corporate Governance Committee the responsibility for overseeing any related party transactions.

On a day-to-day basis, it is management’s responsibility to manage risk and bring to the attention of the Board any significant risks facing the Company and the controls in place to manage those risks. As part of this responsibility, management conducts an annual enterprise risk management assessment, which is led by the Company’s corporate audit department. All members of management responsible for key business functions and operations participate in this assessment. The assessment includes an identification, and quantification of the potential impact, of the top risks facing the Company and the controls in place to mitigate such risks as well as possible opportunities to reduce such risks. This report is shared with the Audit Committee as well as the full Board of Directors.

Risk Assessment of Compensation Programs

The Company has determined that its compensation policies, plans and practices are consistent with the Company’s strategic objectives, are appropriately balanced and do not create risks that are reasonably likely to have a material adverse effect on the Company. In making this determination, the Company’s human resources and legal departments conducted their annual review of the compensation policies, plans and practices for its executive officers, as well as for all other employees and then discussed their findings with the Company’s Chief Executive Officer, Compensation and Management Succession Committee and outside compensation consultant. The Company identified its compensation policies, plans and practices that: covered its employee population; were structured differently from those of other business units; or represented a significant portion of its compensation expense. The Company then assessed the risk-taking incentives inherent in the design and operation of these policies, plans and practices, including the following features of such policies, plans and practices: design, payment methodology, potential payment volatility, relationship to financial results, length of performance period, risk-mitigating features, performance measures and goals, oversight and controls, and plan features and values compared to market practices. The Company also assessed the various controls that mitigate risks relating to compensation policies, plans and practices, such as executive stock ownership guidelines and forfeiture provisions contained in the employment agreements of the named executive officers that enable the recovery of certain incentive compensation payments in certain circumstances.

Based on this review, the Company believes that its compensation policies, plans and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. This conclusion is based on, among other things, the approach employed by the Company in developing its compensation policies and practices. First, in setting these policies and practices, the Company was careful to ensure that they were consistent with the Company’s strategic objectives and that none of the policies or practices varied significantly from the overall risk and reward structure of the Company. As a result, by design, no individual award is large enough such that its value could create material financial risk to the Company. Second, the Company employed a balanced approach to its policies and practices. More specifically, in setting these policies and practices, the Company balanced short-term and long-term incentives; cash and stock-based compensation; service-based and performance-based compensation; and corporate and individual performance incentives. The Company believes that this overall balanced approach significantly reduces the risk that the Company’s compensation policies or practices could have a material adverse effect on the Company. Third, the Company’s incentive plans could not be easily manipulated as they provide for a minimum level of overall corporate profitability before any payout occurs. Fourth, the Company believes that certain of its policies and programs, such as its stock ownership guidelines and compensation forfeiture provisions applicable to certain senior officers, also mitigate any risk-taking incentive inherent in any compensation policies or practices. Lastly, the Compensation and Management Succession Committee of the Board of Directors, which is comprised solely of independent directors, has the authority in certain circumstances to consider factors outside of the incentive plans and to exercise discretion to adjust the funding of incentive awards.

Committees of the Board of Directors

The Board of Directors currently has three standing committees. They are the Audit Committee; the Compensation and Management Succession Committee and the Nominating and Corporate Governance Committee. The Board of Directors has adopted written charters for each of the three standing committees. A copy of each of the charters is available on the Company’s website at www.callawaygolf.com under Investor Relations — Corporate Governance — Board Committees. Upon request, the Company will provide to any person without charge a copy of such charters. Any such request may be made by contacting the Company’s Investor Relations Department at the Company’s principal executive offices by telephone at (760) 931-1771 or by mail at 2180 Rutherford Road, Carlsbad, CA 92008. More detailed information about each committee is set forth below.

Audit Committee. The Audit Committee is a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee currently consists of Messrs. Armacost (Chair), Beard, Lundgren, Ogunlesi and Thornley. The Board of Directors has determined that each member of the Company’s Audit Committee is independent within the meaning of Section 10A(m)(3) of the Exchange Act, and Rule 10A-3 thereunder, and the applicable listing standards of the NYSE. The Board of Directors has also determined that each member of the Audit Committee is financially literate and has accounting or related financial management expertise within the meaning of the listing standards of the NYSE. In addition, the Board of Directors has determined that at least one member of the Audit Committee qualifies as an Audit Committee Financial Expert as defined by Item 407(d)(5) of Regulation S-K. The Board of Directors has designated Mr. Armacost as the Audit Committee Financial Expert. The Board also believes that the collective experiences of the other members of the Audit Committee make them well qualified to serve on the Company’s Audit Committee. Shareholders should understand that Mr. Armacost’s designation as an Audit Committee Financial Expert is an SEC disclosure requirement, and it does not impose on Mr. Armacost any duties, obligations or liabilities that are greater than those which are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an Audit Committee Financial Expert pursuant to this requirement does not affect the duties, obligations or liabilities of any other member of the Audit Committee or the Board.

The Audit Committee is responsible for representing and assisting the Board of Directors in discharging its oversight responsibility relating to (i) the accounting, reporting and financial practices of the Company and its subsidiaries, including the integrity of the Company’s financial statements, (ii) the Company’s outside auditors, including their qualifications, performance and independence, (iii) the performance of the Company’s internal audit function, and (iv) the Company’s compliance with legal and regulatory requirements. The Audit Committee is responsible for the oversight of the preparation of the Audit Committee report that is required by SEC rules to be included in the Company’s annual proxy statement. The Audit Committee reviews and discusses with the Company’s independent registered public accounting firm the scope and results of the annual audit and any reports with respect to interim periods. It also reviews and discusses with management and the Company’s independent registered public accounting firm the annual and quarterly financial statements of the Company, including any significant financial reporting issues and judgments, the effects of regulatory and accounting initiatives and off-balance sheet structures on the Company’s financial statements, disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in reports filed with the SEC, and any major issues regarding the Company’s accounting principles and financial statements. The Audit Committee reviews and discusses annually the performance and effectiveness of the internal audit function. In addition, the Audit Committee has oversight responsibility with regard to the Company’s legal and regulatory matters including oversight responsibility for legal compliance and with respect to the Company’s Code of Conduct. As part of this oversight responsibility, the Audit Committee receives at least quarterly updates on litigation matters and reports from the Chief Ethics Officer regarding any complaints received regarding accounting matters or related to the Code of Conduct. The Audit Committee also has sole authority for all matters relating to the Company’s independent registered public accounting firm, including the appointment, compensation, evaluation, retention and termination of such firm. The Audit Committee reviews, at least annually, (i) the independence of the independent registered public accounting firm and (ii) the internal quality-control and any material issues raised by the internal quality-control review of the independent registered public accounting firm. The Audit Committee has instituted a formal annual evaluation process for evaluating the independent registered public accounting firm prior to re-engaging the firm for an additional year. This process includes formal evaluations by each member of the Audit Committee as well as the Chief Financial Officer and Chief Accounting Officer, as well as other employees who work with the audit firm on a regular basis. This process also includes both written evaluations and discussion with the Audit Committee and management.

Compensation and Management Succession Committee. The Compensation and Management Succession Committee currently consists of Messrs. Lundgren (Chair), Armacost, Beard, Cushman and Rosenfield. All of the members of this Committee are independent directors as determined under the applicable independence standards described in the Compensation and Management Succession Committee Charter, including the NYSE listing standards. The Compensation and Management Succession Committee is responsible for discharging the responsibilities of the Board relating to compensation of the Company’s executives and for assisting the Board with management succession issues and planning. The Compensation and Management Succession Committee, together with the other independent directors, sets the compensation of the Chief Executive Officer. The Compensation and Management Succession Committee sets the compensation of the other executive officers in consultation with the Chief Executive Officer. The Compensation and Management Succession Committee also reviews compensation and benefits plans affecting employees in addition to those applicable to executive officers.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee currently consists of Messrs. Ogunlesi (Chair), Beard, Cushman, Rosenfield and Thornley. All of the members of this Committee are independent directors as determined under the applicable independence standards described in the Nominating and Corporate Governance Charter, including the NYSE listing standards. The Nominating and Corporate Governance Committee is responsible for identifying and recommending to the Board individuals who are qualified to serve on the Board of Directors and recommending candidates who should stand for election at each annual meeting of shareholders. The Nominating and Corporate Governance Committee is also responsible for oversight of the Company’s corporate governance practices, including the Company’s Corporate Governance Guidelines, and evaluation of the effectiveness of the Board and Board Committees.

Meetings and Director Attendance

During 2014, the Company’s Board of Directors met five times and the independent directors met in executive session at four of those meetings and determined that there was no need to meet in executive session at the other meeting; the Audit Committee met nine times; the Compensation and Management Succession Committee met six times; and the Nominating and Corporate Governance Committee met four times. In addition to meetings, the members of the Board of Directors and its committees sometimes take action by written consent in lieu of a meeting, which is permitted under Delaware corporate law, or discuss Company business without calling a formal meeting. During 2014, all of the Company’s directors attended in excess of 75% of the meetings of the Board of Directors and committees of the Board of Directors on which they served. All of the Board members standing for re-election are expected to attend the annual meetings of shareholders, and all such directors attended the 2014 annual shareholders’ meeting.

Director Compensation

Directors who are not employees of the Company are paid an annual base cash compensation, additional daily cash compensation for attendance at meetings of the Board of Directors and its committees, and are reimbursed for their expenses in attending meetings. The annual base cash compensation is $45,000. Directors also receive $1,500 per day per Board or committee meeting attended. Non-employee directors who serve as Chairs of committees of the Board of Directors are paid an additional $300 per day per committee meeting attended. In recognition of the significant amount of time they are required to spend on Company business between meetings, the Chairman of the Board is paid an additional annual cash retainer of $30,000 and the Chair of the Audit Committee and the Chair of the Compensation and Management Succession Committee are each paid additional annual cash retainers of $10,000. Mr. Brewer, as the President and Chief Executive Officer, does not receive any additional compensation for serving on the Board of Directors.

It is the Company’s practice that upon the initial election or appointment of a new director and for each year of continuing service, a non-employee director is granted stock options, restricted stock, restricted stock units, phantom stock units or a combination thereof as the long-term incentive portion of director compensation. Such initial and continuing service awards are made as of the date of appointment or re-election in the form and amount as determined by the Board of Directors on the recommendation of the Compensation and Management Succession Committee. In 2014, each of the non-employee directors was granted 5,924 restricted stock units with a grant date value of $50,000 as continuing service awards, as described below. Subject to continued service, the restricted stock units vest on the one-year anniversary of the grant date.

The Company has a policy that the non-employee directors should promote the Company’s products by using the Company’s current products whenever they play golf. To assist the directors in complying with this policy, non-employee directors are entitled to receive a limited amount of golf club and golf ball products of the Company, free of charge, for their own personal use and the use of immediate family members residing in their households. The directors also receive a limited amount of other products (e.g., apparel and other accessories) free of charge and the right to purchase a limited amount of additional golf clubs, balls and accessories at a discount that is not material in amount. The aggregate value of this personal benefit did not exceed $10,000 for any director in 2014 and is therefore not required to be reported in the table below.

There have been no material changes in the director compensation program since 2006.

Director Compensation in Fiscal Year 2014

The following table summarizes the compensation of the Company’s non-employee directors for fiscal year 2014:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Samuel H. Armacost	$85,900	$50,000	$—	$—	$—	$—	$135,900
Ronald S. Beard	$114,000	$50,000	$—	$—	$—	$—	$164,000
John C. Cushman, III	$70,500	$50,000	$—	$—	$—	$—	$120,500
John F. Lundgren	$89,800	$50,000	$—	$—	$—	$—	$139,800
Adebayo O. Ogunlesi	$74,700	$50,000	$—	$—	$—	$—	$124,700
Richard L. Rosenfield	$69,000	$50,000	$—	$—	$—	$—	$119,000
Anthony S. Thornley	$75,000	$50,000	$—	$—	$—	$—	$125,000

(1)

In 2014, Messrs. Armacost, Lundgren and Ogunlesi each served as chair of a committee for all or a portion of 2014 and received the additional per day fee with respect to each committee meeting chaired. Also, Mr. Beard was paid an additional $30,000 in 2014 for his service as Chairman of the Board. Mr. Armacost was paid an additional $10,000 for his service as Chair of the Audit Committee during 2014. Mr. Lundgren was paid an additional $10,000 for his service as Chair of the Compensation and Management Succession Committee during 2014.

(2)	Represents the aggregate grant date fair value of restricted stock units calculated for financial reporting purposes for the year utilizing the provisions of Accounting Standards Codification Topic 718, “Compensation — Stock Compensation” (“ASC 718”). See Note 15, “Share-Based Compensation,” to the Company’s Audited Consolidated Financial Statements set forth in the Company’s Form 10-K for the year ended December 31, 2014 (the “10-K”) for information concerning the ASC 718 values, which are based on the fair value of the Common Stock on the date of grant. As of December 31, 2014, (i) Mr. Armacost had outstanding 13,547 restricted stock units and 6,000 stock options; (ii) Mr. Beard had outstanding 13,547 restricted stock units and 6,000 stock options; (iii) Mr. Cushman had outstanding 13,547 restricted stock units and 6,000 stock options; (iv) Mr. Lundgren had outstanding 13,547 restricted stock units and no stock options; (v) Mr. Ogunlesi had outstanding 13,547 restricted stock units and no stock options; (vi) Mr. Rosenfield had outstanding 13,547 restricted stock units and 6,000 stock options; and (vii) Mr. Thornley had outstanding 13,547 restricted stock units and 6,000 stock options. In addition, each of the directors has outstanding 9,329 phantom stock units and Mr. Thornley has outstanding 458,334 stock appreciation rights he received as the long-term incentive portion of his compensation for his prior service as interim President and Chief Executive Officer.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The terms of all of our directors expire at the Annual Meeting. Upon the recommendation of our Nominating and Corporate Governance Committee, the Board of Directors has nominated the eight current directors to stand for election at the Annual Meeting to serve until the 2016 annual meeting of shareholders and until their respective successors are elected and qualified. Each nominee has consented to being named in this Proxy Statement as a nominee for election as director and has agreed to serve as a director if elected. If any one or more of such nominees should for any reason become unavailable for election, the persons named in the accompanying form of proxy may vote for the election of such substitute nominees as the Board of Directors may propose. The accompanying form of proxy contains a discretionary grant of authority with respect to this matter. There is no family relationship between any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer.

The nominees for election as directors at the Annual Meeting are set forth below:

Name	Positions with the Company	Director Since
Oliver G. (Chip) Brewer III	President and Chief Executive Officer	2012
Ronald S. Beard	Chairman of the Board	2001
Samuel H. Armacost	Director	2003
John C. Cushman, III	Director	2003
John F. Lundgren	Director	2009
Adebayo O. Ogunlesi	Director	2010
Richard L. Rosenfield	Director	1994
Anthony S. Thornley	Director	2004

Biographical Information of Nominees and Directors. Set forth below is certain biographical information about each of the nominees and directors as well as information concerning the skills and qualifications that led the Board to conclude that the nominees should serve as directors:

Oliver G. (Chip) Brewer III. Mr. Brewer, 51, has served as a Director and President and Chief Executive Officer of the Company since March 2012. Since 2012 Mr. Brewer has served as a Director of TopGolf International, Inc. in which Callaway Golf Company has a minority ownership interest. Additionally, Mr. Brewer currently serves as Chairman of the National Golf Foundation’s Board. Until February 2012, Mr. Brewer served as the President and Chief Executive Officer of Adams Golf, Inc. beginning January 2002. He was President and Chief Operating Officer of Adams Golf from August 2000 to January 2002 and Senior Vice President of Sales and Marketing of Adams Golf from September 1998 to August 2000. Mr. Brewer also served on the board of directors of Adams Golf since 2000 until his resignation effective as of February 29, 2012. Mr. Brewer is a graduate of William and Mary College and received his MBA from Harvard Business School in 1991. Mr. Brewer is highly qualified, and was renominated, to serve on the Board of Callaway Golf Company, among other reasons, because the Board of Directors believes it is important to have the Chief Executive Officer serve on the Board of Directors as he is the one closest to the day-to-day operations of the Company. In addition, Mr. Brewer has extensive experience in the golf industry, public golf company board and executive officer experience, and has functional expertise in finance, human resources, manufacturing, international business, research and development, strategic planning, consumer sales and marketing, selling to retailers, and mergers and acquisitions.

Ronald S. Beard. Mr. Beard, 76, has served as a Director of the Company since June 2001 and Chairman since 2005 and held the position of Lead Independent Director from August 2002 until that position was merged into his position as Chairman. Mr. Beard is currently a partner in the Zeughauser Group, consultants to the legal industry. Mr. Beard is a retired former Partner of the law firm of Gibson, Dunn & Crutcher LLP. He joined the firm in 1964, served as Chairman of the firm from April 1991 until December 2001, and was also its Managing

Partner from April 1991 until mid-1997. Mr. Beard served as the Company’s general outside counsel from 1998 until he joined the Board of Directors. Mr. Beard served as a Director of Javo Beverage Company from January 2004 until May 2011. Mr. Beard served as a Board member of Document Sciences Corporation from December 2004 until March 2008 when it was sold. He received his law degree in 1964 from Yale Law School. Mr. Beard is highly qualified, and was renominated, to serve on the Board of Callaway Golf Company, among other reasons, due to his extensive experience with the Company as a Board member and previously as its primary outside legal advisor. Mr. Beard, among other things, has other public company board experience, and experience with corporate governance, executive compensation, as well as executive officer experience as Chairman of a leading global law firm. Mr. Beard also has functional expertise in finance, accounting, legal matters, international business, strategic planning, and mergers and acquisitions.

Samuel H. Armacost. Mr. Armacost, 76, has served as a Director of the Company since April 2003 and is the Chair and designated “Financial Expert” of the Audit Committee. From 1981-2010, he served as a Director of SRI International (formerly Stanford Research Institute), an independent nonprofit research institute, and was Chairman from 1998 to March 2010. In April 2010, Mr. Armacost was appointed as Chairman Emeritus. Mr. Armacost continues as a member of the SRI International Board of Directors. He was Managing Director of Weiss, Peck & Greer LLC (an investment management and venture capital firm) from 1990 to 1998. He was Managing Director of Merrill Lynch Capital Markets from 1987 to 1990. Prior to that time he was President and Chief Executive Officer of BankAmerica Corporation from 1981 to 1986. He also served as Chief Financial Officer of BankAmerica Corporation from 1979 to 1981. Currently, Mr. Armacost serves as a member of the Board of Directors of Franklin Resources, Inc. and previously served on the Boards of Chevron Corporation, Del Monte Foods Company and Exponent, Inc. Mr. Armacost is a graduate of Denison University and received his MBA from Stanford University in 1964. Mr. Armacost is highly qualified, and was renominated, to serve on the Board of Callaway Golf Company, among other reasons, due to his extensive experience with the Company as a Board member as well as his prior Chief Executive Officer experience of a public company, his other public company board experience, and his experience with corporate governance and executive compensation. He also has functional expertise in finance, accounting, investment banking, human resources/compensation, technology, international business, research and development, strategic planning, and mergers and acquisitions.

John C. Cushman, III. Mr. Cushman, 74, has served as a Director of the Company since April 2003. He has served as Chairman or Co-Chairman of Cushman & Wakefield, Inc. since it merged with Cushman Realty Corporation in 2001. Mr. Cushman co-founded Cushman Realty Corporation in 1978 and also served as its Chief Executive Officer. Mr. Cushman also serves as Director and Chief Executive Officer of Cushman Winery Corporation, which is the owner of Zaca Mesa Winery, and which he co-founded in 1972. Mr. Cushman is a 1963 graduate of Colgate University where he also earned an Honorary Doctorate in Humane Letters in 2008, and he completed the Advanced Management Program at Harvard University in 1977. Mr. Cushman is highly qualified, and was renominated, to serve on the Board of Callaway Golf Company, among other reasons, due to his extensive experience with the Company as a Board member as well as his current executive position with Cushman & Wakefield, his prior Chief Executive Officer experience, his other public company Board experience, and his experience with corporate governance and executive compensation. Mr. Cushman also has functional expertise in finance, human resources/compensation, international business, strategic planning, the retail industry, and mergers and acquisitions.

John F. Lundgren. Mr. Lundgren, 63, has served as a Director of the Company since March 2009. He is Chairman and Chief Executive Officer of Stanley Black & Decker, Inc., the successor entity following the merger of The Stanley Works and Black and Decker which was completed in March 2010. Prior to the merger, Mr. Lundgren served as Chairman and Chief Executive Officer of The Stanley Works, a worldwide supplier of consumer products, industrial tools and security solutions for professional, industrial and consumer use. Prior to joining The Stanley Works in 2004, Mr. Lundgren served as President — European Consumer Products, of Georgia Pacific Corporation and also held various positions in finance, manufacturing, corporate development and strategic planning with Georgia Pacific and its predecessor companies, namely James River Corporation from 1995 — 1997 and Fort James Corporation from 1997 — 2000. Mr. Lundgren began his business career in brand management at the Gillette Corporation. Mr. Lundgren has been a director of The Stanley Works since 2004 and is a member of the Board of Directors of the National Association of Manufacturers. Mr. Lundgren is a graduate of Dartmouth College and received his MBA from Stanford University. Mr. Lundgren is highly qualified, and was renominated, to serve on the Board of Callaway Golf Company, among other reasons, due to his prior experience with the Company as a Board member as well as his current position of Chief Executive Officer of a public company, his prior operating experience, and his experience with corporate governance and executive compensation matters. Mr. Lundgren also has functional expertise in finance, human resources/compensation, manufacturing, international business, strategic planning, consumer sales and marketing, retail sell-through, and mergers and acquisitions.

Adebayo O. Ogunlesi. Mr. Ogunlesi, 61, has served as a Director of the Company since January 2010. He is Chairman and Managing Partner of Global Infrastructure Management, LLC, which is a private equity firm with over $15 billion in assets under management and which invests worldwide in infrastructure assets in the energy, transport, and water and waste industry sectors. Prior to founding Global Infrastructure Management, Mr. Ogunlesi spent 23 years at Credit Suisse where he held senior positions, including Executive Vice Chairman and Chief Client Officer and prior to that Global Head of Investment Banking. Mr. Ogunlesi also serves on the boards of Goldman Sachs and Kosmos Energy Holdings. Mr. Ogunlesi holds a B.A. (First Class Honours) in Politics, Philosophy and Economics from Oxford University, a J.D. (magna cum laude) from Harvard Law School and an M.B.A. from Harvard Business School. Prior to joining Credit Suisse, he was an attorney with the New York law firm of Cravath, Swaine & Moore. From 1980 to 1981, he served as a Law Clerk to the Honorable Thurgood Marshall, Associate Justice of the United States Supreme Court. Mr. Ogunlesi is highly qualified, and was renominated, to serve on the Board of Callaway Golf Company, among other reasons, due to prior service on the Company’s Board of Directors, his current executive officer position, and his experience with investment banking, legal matters, corporate governance and executive compensation. Mr. Ogunlesi also has functional expertise in finance, international business, strategic planning, and mergers and acquisitions.

Richard L. Rosenfield. Mr. Rosenfield, 69, has served as a Director of the Company since April 1994. In 2012, Mr. Rosenfield co-founded Flax and Rosenfield Capital Partners, a firm intended to develop restaurant concepts and restaurant-related real estate. From 1985 until July 2011, Mr. Rosenfield served as co-founder and co-Chairman of California Pizza Kitchen, Inc., a casual dining full-service pizza restaurant chain. From 1985 until 1996 and then from 2003 until July 2011, he also served as co-President and co-Chief Executive Officer of California Pizza Kitchen, Inc. From 1973 to 1985, Mr. Rosenfield was a principal and partner of the law firm of Flax & Rosenfield, a private law firm in Beverly Hills, California. From 1969 to 1973, Mr. Rosenfield served as an attorney in the U.S. Department of Justice. He is a 1969 graduate of DePaul University College of Law. Mr. Rosenfield is highly qualified, and was renominated, to serve on the Board of Callaway Golf Company, among other reasons, due to his extensive experience with the Company as a Board member as well as his prior Chief Executive Officer experience, his other public company board experience, and his experience with corporate governance and executive compensation. Mr. Rosenfield also has functional expertise in legal matters, international business, strategic planning, consumer sales and marketing, the retail industry, and mergers and acquisitions.

Anthony S. Thornley. Mr. Thornley, 68, served as interim President and Chief Executive Officer of the Company from June 2011 to March 2012. He has served as a Director of the Company since April 2004 and was the Chair and designated “Financial Expert” of the Audit Committee until his appointment as interim President and Chief Executive Officer. From February 2002 to July 2005, he served as President and Chief Operating Officer of QUALCOMM Incorporated, the San Diego-based company that pioneered and developed technologies used in wireless networks throughout much of the world. He previously served as QUALCOMM’s Chief Financial Officer beginning in 1994, while also holding titles of Vice President, Senior Vice President and Executive Vice President. Prior to joining QUALCOMM, Mr. Thornley worked for Nortel Networks for 16 years, serving in various financial and information systems management positions including Vice President of Public Networks, Vice President of Finance NT World Trade, and Corporate Controller Northern Telecom Limited. Before Nortel, Mr. Thornley worked for Coopers & Lybrand. Mr. Thornley is a director of Cavium Inc. (a semiconductor company). He previously served on the board of Transdel Pharmaceuticals, Inc. from 2007 to

2011 and Peregrine Semiconductor Inc. from 2010 to 2014. Mr. Thornley received his degree in chemistry from Manchester University, England, and qualified as a chartered accountant. Mr. Thornley is highly qualified, and was renominated, to serve on the Board of Callaway Golf Company, among other reasons, due to his prior service as interim President and Chief Executive Officer, extensive experience with the Company as a Board member as well as his prior executive and operational experience, his other public company board experience, and his experience with corporate governance and executive compensation matters. He also has functional expertise in finance, accounting, human resources/compensation, technology, manufacturing, international business matters, research and development, strategic planning, consumer sales and marketing, and mergers and acquisitions.

Vote Required

Assuming a quorum is present, the eight nominees receiving the highest number of votes at the Annual Meeting will be elected as directors. You may vote “for” or “withhold” with respect to the election of any or all of the nominees. Your cumulative voting rights entitle you to cast as many votes as are equal to the number of directors to be elected (eight) multiplied by the number of shares you own, which votes may be cast for one candidate or distributed among two or more candidates.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

Communications with the Board

Shareholders and other interested parties may contact the Company’s Chairman of the Board or the non-management directors as a group by e-mail at: Non-managementdirectors@callawaygolf.com, or by mail to: Board of Directors, Callaway Golf Company, 2180 Rutherford Road, Carlsbad, California 92008. The Corporate Secretary’s office reviews all incoming communications and filters out solicitations and junk mail. All legitimate non-solicitation and non-junk mail communications are distributed to the non-management directors or handled as appropriate as directed by the Chairman of the Board.

Corporate Governance Guidelines and Code of Conduct

The Board of Directors has adopted and published on the Company’s website Corporate Governance Guidelines to provide the Company’s shareholders and other interested parties with insight into the Company’s corporate governance practices. The Nominating and Corporate Governance Committee is responsible for overseeing these guidelines and for reporting and making recommendations to the Board concerning these guidelines. The Corporate Governance Guidelines cover, among other things, board composition and director qualification standards, responsibilities of the Board of Directors, Board compensation, committees of the Board of Directors and other corporate governance matters.

The Board of Directors has also adopted a Code of Conduct that applies to all of the Company’s employees, including its senior financial and executive officers, as well as the Company’s directors. The Company’s Code of Conduct covers the basic standards of conduct applicable to all directors, officers and employees of the Company, as well as the Company’s Conflicts of Interest and Ethics Policy and other specific compliance standards and related matters. The Company will promptly disclose any waivers of, or amendments to, any provision of the Code of Conduct that applies to the Company’s directors and senior financial and executive officers on its website at www.callawaygolf.com.

The Corporate Governance Guidelines and Code of Conduct are available on the Company’s website at www.callawaygolf.com under Investor Relations — Corporate Governance and Investor Relations — Corporate Overview, respectively. Upon request, the Company will provide to any person without charge a copy of the Company’s Corporate Governance Guidelines or Code of Conduct. Any such requests may be made by contacting the Company’s Investor Relations department at the Company’s principal executive offices by telephone at (760) 931-1771 or by mail at 2180 Rutherford Road, Carlsbad, California 92008.

REPORT OF THE AUDIT COMMITTEE

The duties and responsibilities of the Audit Committee are set forth in its written charter, a copy of which is available on the Company’s website. In general, the Audit Committee represents the Board of Directors in discharging its general oversight responsibilities for the Company and its subsidiaries in the areas of accounting, auditing, financial reporting, risk assessment and management, and internal controls. Management has the responsibility for the preparation, presentation and integrity of the Company’s financial statements and for its financial reporting process, and the Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformance of the Company’s financial statements to accounting principles generally accepted in the United States. The Audit Committee is responsible for reviewing and discussing with management and the Company’s independent registered public accounting firm the Company’s annual and quarterly financial statements and financial reporting process and for providing advice, counsel and direction on such matters based upon the information it receives, its discussions with management and the independent registered public accounting firm and the experience of the Audit Committee members in business, financial and accounting matters.

Consistent with and in furtherance of its chartered duties, the Audit Committee has adopted (i) a written policy restricting the hiring of candidates for accounting or financial reporting positions if such candidates have certain current or former relationships with the Company’s independent registered public accounting firm; (ii) procedures for the receipt, retention and treatment of complaints regarding accounting or auditing matters and the confidential submission by employees of any concerns regarding such accounting or auditing matters; and (iii) a written policy governing the preapproval of audit and non-audit fees and services to be performed by the Company’s independent registered public accounting firm.

Internal Audit

The Company has an internal audit department that, among other things, is responsible for objectively reviewing and evaluating the adequacy and effectiveness of the Company’s system of internal controls, including controls relating to the reliability of the Company’s financial reporting. The internal audit department reports directly to the Audit Committee and, for administrative purposes, to the Chief Financial Officer.

2014 Audit Committee Activities

The Audit Committee appointed Deloitte & Touche LLP (“Deloitte”) to serve as the Company’s independent registered public accounting firm for 2014. The Audit Committee reviewed and discussed with management and Deloitte the Company’s quarterly and audited annual financial statements for the year ended December 31, 2014. The Audit Committee also reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as well as Deloitte’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of the consolidated financial statements. The Audit Committee met privately with Deloitte and discussed issues deemed significant by the accounting firm, and the Audit Committee also discussed with Deloitte the matters required to be discussed by Auditing Standard No. 16 (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board (“PCAOB”).

During the course of 2014, the Audit Committee also oversaw management’s evaluation of the Company’s internal control over financial reporting. The principal internal auditor and management documented, tested and evaluated the Company’s system of internal control over financial reporting in accordance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice during the process. In connection with this oversight, the Audit Committee received periodic updates provided by the principal internal auditor, management and Deloitte at least quarterly at an Audit Committee meeting. Upon completion of the evaluation, the principal internal auditor and management reported to the Audit Committee regarding the effectiveness of the

Company’s internal control over financial reporting and the Audit Committee reviewed and discussed with Deloitte its Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of the effectiveness of internal control over financial reporting. The Audit Committee continues to oversee the Company’s efforts related to its internal control over financial reporting.

In addition, the Audit Committee has received from Deloitte the written disclosures and the letter required by PCAOB Rule 3526 (Communications with Audit Committees Concerning Independence) and has discussed with Deloitte its independence. Although such letter is only required annually, as a matter of procedure the Audit Committee requests that Deloitte provide such letter at least quarterly and such letter was provided at least quarterly during 2014. The Audit Committee actively engaged in a dialogue with Deloitte with respect to any disclosed relationships or services that might impact Deloitte’s objectivity and independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the SEC.

MEMBERS OF THE AUDIT COMMITTEE

Samuel H. Armacost, Chair

Ronald S. Beard

John F. Lundgren

Adebayo O. Ogunlesi

Anthony S. Thornley

INFORMATION CONCERNING INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees of Independent Registered Public Accounting Firm

Audit Fees. Audit fees include fees for (i) the audit of the Company’s annual financial statements, (ii) the review of the Company’s interim financial statements, (iii) the audit of the Company’s internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, and (iv) statutory audits and related services for the Company’s international subsidiaries. Audit fees also include other services that generally only the independent auditor can reasonably provide, including comfort letters, statutory audits, attest services, and consents and assistance with and review of documents filed with the SEC. The aggregate fees for audit services performed by Deloitte in 2014 and 2013 were $1,543,187 and $1,361,600, respectively. In addition, the Company reimburses Deloitte for expenses incurred in connection with the audit in an amount not to exceed 6% of the audit fees.

Audit-Related Fees. Audit-related fees include fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. During 2013, the Company incurred $35,000 in audit-related fees in connection with the audit of the financial statements for the Company’s 401(k) Retirement Investment Plan. In 2014, the Company incurred an additional $10,000 in connection with the 2013 audit of the financial statements for the Company’s 401(k) Retirement Investment Plan. The Company did not engage Deloitte for the 2014 audit of the 401(k) Retirement Investment Plan.

Tax Fees. Tax fees include fees for services performed by the professional staff in the tax department of the independent registered public accounting firm except for those tax services that could be classified as audit or audit-related services. For 2014 and 2013, the tax fees paid to Deloitte totaled $271,775 and $83,145, respectively, and were incurred in connection with routine foreign tax compliance and tax advice. The fees for 2014 also included additional services related to a transfer pricing study and new tax regulations in connection with tangible property.

All Other Fees. All other fees include fees for all services except those described above. There were no such other non-audit fees in 2014 and 2013.

None of the fees listed above were approved by the Audit Committee in reliance on a waiver from pre-approval under Rule 2-01(c)(7)(i)(C) of Regulation S-X.

Policy for Preapproval of Auditor Fees and Services

The Audit Committee has adopted a policy that all audit, audit-related, tax and any other non-audit services to be performed by the Company’s independent registered public accounting firm must be preapproved by the Audit Committee. It is the Company’s policy that all such services be preapproved prior to the commencement of the engagement. The Audit Committee is also required to preapprove the estimated fees for such services, as well as any subsequent changes to the terms of the engagement. The Audit Committee has also delegated the authority (within specified limits) to the Chair of the Audit Committee to preapprove such services if it is not practical to wait until the next Audit Committee meeting to seek such approval. The Audit Committee Chair is required to report to the Audit Committee at the following Audit Committee meeting any such services approved by the Chair under such delegation.

The Audit Committee will only approve those services that would not impair the independence of the independent registered public accounting firm and which are consistent with the rules of the SEC and PCAOB. The Audit Committee policy specifically provides that the following non-audit services will not be preapproved: (i) bookkeeping or other services related to the Company’s accounting records or financial statements, (ii) financial information systems design and implementation services, (iii) appraisal or valuation services, fairness opinions or contribution-in-kind reports, (iv) actuarial services, (v) internal audit outsourcing services, (vi) management functions, (vii) human resources functions, (viii) broker-dealer, investment adviser or investment banking services, (ix) legal services and (x) expert services unrelated to an audit for the purpose of advocating the Company’s interests in litigation or in a regulatory or administrative proceeding or investigation.

Under this policy, the Audit Committee meets at least annually to review and where appropriate approve the audit and non-audit services to be performed by the Company’s independent registered public accounting firm. Any subsequent requests to have the independent registered public accounting firm perform any additional services must be submitted to the Audit Committee by the Chief Financial Officer or Chief Accounting Officer, together with the independent registered public accounting firm, which request must include an affirmation from each that the requested services are consistent with the SEC’s and PCAOB’s rules on auditor independence.

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee, which is comprised entirely of independent directors, has appointed Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015. This appointment was made following the Audit Committee’s formal evaluation of Deloitte of its performance in 2014 (for details concerning this evaluation process, see “Committees of the Board of Directors — Audit Committee” above). Deloitte has served as the Company’s independent registered public accounting firm since December 2002. Information concerning the services performed by Deloitte and the fees for such services for 2014 and 2013 are set forth above under “Fees of Independent Registered Public Accounting Firm.” Representatives of Deloitte are expected to attend the Annual Meeting, where they are expected to be available to respond to questions, and if they desire, to make a statement.

Our Audit Committee and Board of Directors seek shareholder ratification of the Audit Committee’s appointment of Deloitte as the Company’s independent registered public accounting firm to audit our and our subsidiaries’ financial statements for the fiscal year ending December 31, 2015. Ratification of this appointment is not required to be submitted to shareholders. However, as a matter of good corporate governance, the Company is seeking ratification of the appointment of Deloitte. If the shareholders do not ratify the appointment of Deloitte as the Company’s independent registered public accounting firm, the Audit Committee will reconsider its appointment of Deloitte. Because the Audit Committee is directly responsible for appointing the Company’s independent registered public accounting firm, however, the ultimate decision to retain or appoint Deloitte in the future as the Company’s independent registered public accounting firm will be made by the Audit Committee based upon the best interests of the Company at that time.

Vote Required

The affirmative vote of the holders of a majority of shares of Common Stock entitled to vote on the matter and present in person or represented by proxy at the Annual Meeting is required to ratify the appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015. Abstentions will be treated as being present and entitled to vote on the matter and, therefore, will have the effect of votes against the proposal. This proposal is considered a routine matter and your broker has discretion to vote your shares even if you do not provide voting instructions to your broker.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS AN ADVISORY VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Non-GAAP Information. In order to assist interested parties with period-over-period comparisons on a consistent and comparable basis, the discussion set forth below provides certain non-GAAP information, including earnings before interest, taxes, and depreciation and amortization expenses. This non-GAAP information may include non-GAAP financial measures within the meaning of Regulation G. Appendix A to this Proxy Statement includes a reconciliation of such non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP.

Introduction

This Compensation Discussion and Analysis is designed to provide shareholders with an understanding of our compensation philosophy and objectives as well as the analysis that we performed in setting executive compensation. It discusses the determination of the Compensation and Management Succession Committee (the “Compensation Committee”) of how and why, in addition to what, compensation actions were taken during the last fiscal year for our chief executive officer, our chief financial officer, and the three other most highly compensated executive officers who were serving as such at the end of 2014, which executives are referred to as our named executive officers:

Oliver G. (Chip) Brewer III, President and Chief Executive Officer

Bradley J. Holiday, Senior Executive Vice President and Chief Financial Officer

Alex M. Boezeman, President, East Asia Region

Mark F. Leposky, Senior Vice President, Global Operations

Neil Howie, President, Europe, Middle East & Africa

Investors are encouraged to read this discussion in conjunction with the compensation tables and related notes, which include more detailed information about the compensation of the named executive officers for 2014. For comparison purposes, the amounts reported for Messrs. Boezeman and Howie in this Compensation Discussion and Analysis and the compensation tables and related notes reflect the translation of those amounts into U.S. dollars based upon applicable exchange rates, although their actual compensation was paid in their respective local currencies.

Overview

In 2014, despite challenging industry conditions, the Company made significant improvements in net sales and profitability. The challenging industry conditions resulted from a cold weather spring (which in many regions is when consumers typically begin playing golf for the new golf season), a significant oversupply of products at retail, and significant product discounting by competitors during 2014. In the United States, this led to a 21.2% decrease in industry golf club shipments and a 1.3% decrease in industry golf ball shipments, as compared to the prior year. In addition, U.S. retail sales of golf clubs and golf balls declined 3.2% in 2014 as compared to 2013. In Japan and Europe, the Company’s two biggest international regions, 2014 retail sales declined 5.0% and 1.9%, respectively, as compared to 2013.

Despite these challenging industry conditions, which beset the golf industry for much of 2014, as well as unfavorable changes in foreign currency rates, the Company in 2014 grew sales and made significant improvements in profitability, reporting a net profit for the first time since 2008. These results confirm the Company’s turnaround strategy is working. This strategy includes a renewed focus on core golf equipment, the creation of more performance-oriented products, improved operational efficiencies, strategic investments in tour and marketing programs, and strict cost management. During 2014, the Company realized some of the benefits of this strategy and set forth below are some of the highlights:

•	2014 full year net sales of the Company’s business increased $44 million (5%) to $887 million for the full year compared to $843 million in 2013, despite the challenging industry conditions. In 2012, net sales were $834 million.

•	Net sales improved in all regions: Unites States +5%; Europe +11%; Japan +3%; Rest of Asia +7%; and Other Foreign Countries +1%, despite the challenging industry conditions discussed above.

•	2014 operating income improved by $42 million to $31 million compared to a loss of ($11) million in 2013. In 2012, operating income was a loss of ($116) million.

•	2014 net income improved by $35 million to $16 million compared to a loss of ($19) million in 2013. In 2012, net income was a loss of ($123) million.

•	2014 full year diluted earnings per share improved by $0.51 to a gain of $0.20 per share, compared to a loss per share of ($0.31) in 2013. In 2012, loss per share was ($1.96).

•	EBITDA improved by $31.1 million to $51.9 million compared to $20.8 million in 2013. In 2012, EBITDA was a loss of ($79) million.

The compensation paid to the named executive officers for 2014 reflects both the stage of the Company’s turnaround efforts as well as these significantly improved financial results. Set forth below is a summary of certain compensation-related actions the Company made during 2014 and early 2015 and the status of certain compensation practices:

•	The Compensation Committee approved modest base salary increases for the named executive officers for 2014, consistent with the overall strategy of attracting and retaining executive talent, and as a reflection of their individual performance and impact on the success of the turnaround strategy. No base salary increases were awarded in 2013.

•	A bonus of 134% of target was paid to the named executive officers for 2014 under the Company’s 2014 annual incentive plan as the targeted financial performance goals were significantly exceeded, reflecting the significant improvement in the Company’s financial results, and a return to profitability, compared to 2013.

•	At its 2014 annual meeting, the Company received shareholder approval of the compensation of the Company’s named executive officers, with over 98% of the votes cast being voted for approval of the executive compensation programs.

•	In 2014, the Company granted performance-based restricted stock units and service-based restricted stock units as the long-term incentives for executive officers, as compared to service-based stock options and service-based restricted stock units in 2013. The Company continued this long-term incentive design change for 2015 by continuing to grant performance-based restricted stock units and service-based restricted stock units. For both 2014 and 2015, a majority of the long-term awards were performance-based restricted stock units.

•	In 2014, we modified the form of long-term equity award agreements such that they no longer provide that the awards automatically vest upon a change –in-control. Instead, the current forms (which were used for the 2015 equity award grants) provide that upon a change of control the Compensation and Management Succession Committee will determine (based upon the nature of the change in control transaction) whether the awards continue or a substitute award is issued or whether the awards vest on an accelerated basis

•	In addition, in 2014 and early 2015, the Company also continued the following compensation practices:

What We Do	What We Do Not Do
Link a large majority of annual incentive pay to objective, pre-established performance financial goals, while also taking into account individual executive performance	Do not provide excise tax gross ups in our officer employment contracts

Grant a majority of our CEO’s long-term incentives with vesting contingent on achieving objective financial goals	Do not allow directors and executive officers to pledge or hedge the Company’s common stock

Award equity under a policy that has strict controls on grant processes and timing	Do not provide for single trigger change in control severance payments

Include clawback provisions in our officer employment agreements	Do not provide for automatic single trigger vesting of equity awards upon a change in control

Maintain stock ownership guidelines and holding requirements for executive officers and directors.	Do not pay or accrue dividends on performance units prior to vesting

Engage an independent compensation consultant through the Compensation and Management Committee	Do not provide pension or SERP benefits to executives

Engage with stockholders as appropriate and consider their input in our executive compensation programs	Do not allow re-pricing of stock options without stockholder approval

Conduct an annual risk assessment of the Company’s executive and broad-based compensation programs

Purpose of Executive Compensation Programs

Callaway Golf Company is a public corporation engaged in the manufacture and sale of golf clubs and golf balls, as well as the sale of other golf-related products, including golf bags, apparel, footwear, and accessories. The sale of golf products is a highly competitive business that is becoming more competitive each year. The Company has operations in the United States, the United Kingdom, Japan, Canada, Korea, Australia, China, India and other regions, and directly, or indirectly through third party distributors, sells its products in over 100 countries worldwide. In 2014, the Company had net sales of approximately $887 million. Given the complexity and size of the Company’s business, the Board of Directors must recruit and appoint highly qualified individuals to serve as the Company’s executive officers to oversee and manage the Company’s operations. The purpose of the Company’s executive compensation program is to attract, retain, motivate and appropriately reward these executive officers and to align the interests of the executive officers with those of the Company’s shareholders by incentivizing the executive officers to operate the Company in a manner that creates shareholder value.

Role of the Compensation and Management Succession Committee

The Company’s Board of Directors has delegated to the Compensation Committee the general responsibility for oversight of the Company’s compensation philosophy, policies and programs, including those applicable to the Company’s named executive officers. The Compensation Committee, in consultation with the other independent directors, sets the compensation of the Chief Executive Officer, and the Compensation Committee, in consultation with the Chief Executive Officer, sets the compensation of the other executive officers. The Compensation Committee consults with outside compensation advisors and legal counsel as it deems appropriate.

The Compensation Committee has the responsibility for, among other things, approving and overseeing the Company’s executive compensation programs, including the design and implementation of those programs to ensure that the programs are reasonable and not excessive, that they reward corporate and individual performance, and that they provide appropriate incentives for the executive officers and do not encourage excessive risk taking. This responsibility includes setting base salaries, developing appropriate short-term and long-term incentives, approving stock-based award plans and grants, approving employment agreements (including severance and change-in-control provisions), and approving other compensation or benefit plans, arrangements and agreements applicable to executive officers.

In addition, the Compensation Committee reviews the performance of the executive officers. The review includes a detailed comparison of the Company’s financial performance in absolute terms and against its annual operating plan, a review of performance against stipulated metrics and performance criteria in various compensation plans, a review of the respective executive’s accomplishments including performance against any agreed-upon objectives, and any other relevant factors pertinent to that year’s results as discussed below. In the case of the Chief Executive Officer, the review also includes a written evaluation of his performance by the independent directors based upon a review of the Chief Executive Officer’s agreed-upon annual objectives and accomplishments as well as his self-appraisal of his performance. The Compensation Committee also seeks input from the Chief Executive Officer’s direct reports as appropriate. Following this detailed review, all of the independent directors participate in executive session to review this information and act on the Compensation Committee’s recommendation for any changes in compensation for the Chief Executive Officer that may result from such review and appraisal.

The Compensation Committee routinely reviews the Company’s executive compensation programs and makes modifications as appropriate in light of Company and industry dynamics as well as current trends and best practices. The amounts paid to an individual executive in any given year reflect the Company’s current compensation programs, continuing prior commitments under previous programs or contracts, and the current performance of that executive. As a result, in any given year there may be circumstances that result in an executive’s compensation being different from the Company’s current programs and practices but over time compensation should in the aggregate be consistent with the Company’s compensation programs as they evolve in light of current trends and best practices.

Additional information concerning the responsibilities of the Compensation Committee is set forth in its charter which is available on the Company’s website at www.callawaygolf.com under Investor Relations — Corporate Governance — Board Committees.

Guiding Principles for Executive Compensation

In developing appropriate executive compensation programs, the Compensation Committee is generally guided by the following principles:

Compensation levels should be sufficiently competitive to attract and retain the executive talent needed.

The Company’s overall compensation levels are targeted to attract the management talent needed to achieve and maintain a leadership position in the businesses where the Company chooses to compete. The Company does not target or position compensation at a specific percentile relative to market data. However, given the complexity and competitiveness of the Company’s business, as well as the high cost of living in San Diego where its principal offices are located, the Committee believes it is often necessary to target pay above median (depending on the role and the individual) to attract the high quality management talent needed to run the Company’s business. In setting executive compensation, the Compensation Committee compares the total targeted direct compensation (comprised of base salary, annual incentives, and long-term incentives) for the Company’s named executive officers to market reference information, including when appropriate, broad industry survey data and the Company’s Compensation Comparison Group (described below). The company uses this information as a general guide in setting and assessing executive compensation levels and practices.

A significant portion of total compensation should be related to performance.

Executive compensation should be linked to Company and individual performance. The annual incentive compensation element is tied directly to short-term corporate performance but the final payout may be affected by individual performance, and the long-term incentive compensation element is generally tied to corporate performance. Because management cannot control the stock price, the Compensation Committee believes that it is more appropriate and motivational to link compensation to corporate performance rather than stock price. Over time, there is a strong correlation between the Company’s long-term performance and the Company’s stock price. Under the Company’s plans, performance above targeted goals generally results in compensation above targeted levels, and performance below targeted goals generally results in compensation below targeted levels.

Compensation should reflect position and responsibility, and incentive compensation should be a greater proportion of total compensation for more senior positions.

Total compensation should generally increase with position and responsibility. At the same time, a greater percentage of total compensation should be tied to corporate and individual performance, and therefore at risk, as position and responsibility increases. Accordingly, individuals with greater roles and responsibility for achieving the Company’s performance targets should bear a greater proportion of the risk that those goals are not achieved and should receive a greater proportion of the reward if goals are met or surpassed.

Incentive compensation should strike a balance between short-term and long-term performance.

The Company’s compensation plans focus management on achieving strong annual performance in a manner that supports the Company’s long-term success and profitability. Accordingly, the Company uses both annual incentives and long-term incentives, with the proportion of long-term incentives increasing at higher levels of responsibility where individuals have the greatest influence over the Company’s strategic direction and results over time.

A significant portion of executive compensation should be stock-based.

In order to further align the interests of the Company’s executive officers with those of the Company’s shareholders, the Compensation Committee believes that a significant portion of executive compensation should be stock-based compensation. As a result, in any given year, all or a majority of the Company’s long-term incentives for executive officers is stock-based in the form of stock options, stock appreciation rights, restricted stock units, phantom stock units, and performance units settled in cash or stock. The executive officers are also subject to stock ownership guidelines (discussed in more detail below) which require the executive officers to hold a minimum amount of Company stock and hold a portion of the shares received from the long-term incentive awards if not in compliance with the guidelines.

The tax deductibility of compensation should be maximized where appropriate.

In designing and approving the Company’s executive compensation plans, the Compensation Committee considers the effect of all applicable tax regulations, including Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which generally disallows a tax deduction to public corporations for non-qualifying compensation in excess of $1.0 million paid to the chief executive officer or certain of the Company’s other executive officers. Although maximizing the tax deductibility of compensation is an important consideration, the Compensation Committee may from time to time approve compensation that does not qualify for deductibility where it is appropriate to do so in light of other compelling interests or objectives. In addition, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and related regulations, and the fact that such regulations and interpretations may change from time to time (with potentially retroactive effect), no assurance can be given that compensation intended to satisfy the requirements for deductibility under Section 162(m) will in fact do so.

The Compensation Committee Uses Various Resources to Guide Its Compensation Decisions

In setting compensation, the Compensation Committee works with the Company’s Chief Executive Officer and Senior Vice President of Global Human Resources. In addition, the Compensation Committee has engaged Mercer as its outside compensation consultant to provide independent advice and information on executive compensation matters. Mercer representatives report directly to the Compensation Committee and provide comparative market data, information on compensation trends, and an objective view of compensation matters. The Company does not use Mercer for any other purposes, except that the Company occasionally purchases from Mercer broad industry compensation survey data that Mercer makes available for third parties to purchase. The Compensation Committee requires that the Company obtain the committee’s approval prior to engaging Mercer for any other purpose. Representatives from Mercer generally interact with the Chair of the Compensation Committee and with senior management at the direction of the Compensation Committee, attend the meetings of the Compensation Committee, and meet in executive session with the members of the Compensation Committee and, for matters relating to the compensation of the Chief Executive Officer, with the other independent directors as well. The Compensation Committee has reviewed an assessment of any potential conflicts of interest raised by Mercer’s work for the Compensation Committee, which assessment considered the following six factors: (i) the provision of other services to the Company by Mercer and its affiliates; (ii) the amount of fees received from the Company by Mercer and its affiliates, as a percentage of Mercer’s and its affiliates’ total revenue; (iii) the policies and procedures of Mercer that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the Mercer consultant with a member of the Compensation Committee; (v) any Company stock owned by the Mercer consultants; and (vi) any business or personal relationship of the Mercer consultant or Mercer and its affiliates with any of the Company’s executive officers, and concluded that there are no such conflicts of interest. Using the same six factors, the Compensation Committee has concluded that Mercer has no conflict that would affect its ability to continue to provide objective advice to the Committee. The Compensation Committee also receives advice from legal counsel as appropriate and conducts a review of the same six factors with regard to the outside legal counsel providing such advice.

In determining the reasonableness and competitiveness of the Company’s executive officer compensation, the Compensation Committee periodically reviews market data for comparisons to the Company’s programs. These comparisons are used as reference guides to aid the Compensation Committee in assessing the reasonableness of the Company’s proposed compensation levels and targets in any given year. None of the Company’s major competitors are stand-alone public golf corporations; rather, they are part of larger corporate conglomerates or are privately owned. Thus, it is difficult to obtain meaningful specific comparative data on their golf businesses. In addition, the Company often competes for executive talent with corporations outside the golf industry. The Compensation Committee therefore compares executive compensation levels with other corporations. Depending upon the particular issue or circumstance, the Compensation Committee will use (i) summary broad industry survey data (without disclosure of the individual corporations) from Radford, Equilar and Mercer for corporations of similar revenue size as the Company and/or (ii) a small predetermined group of corporations in the textiles, apparel and luxury goods, and leisure equipment and products industries (the “Compensation Comparison Group”). The Compensation Comparison Group consists of corporations that are similar in revenue size and have similar business characteristics as the Company. The Compensation Comparison Group is reviewed periodically as warranted and revised as appropriate to ensure that the corporations in the group continue to be a reasonable comparison for compensation purposes.

The Compensation Comparison Group for 2014 (which remained unchanged from 2013) is comprised of 13 companies in the textiles, apparel and luxury goods, and leisure equipment and products industries. The Compensation Comparison Group was recommended by the Company’s outside compensation consultant and is comprised of corporations that were approximately 0.5 – 2.0 times the Company’s 2014 revenue (with two corporations slightly over 2.0 times). The corporations that comprise the Compensation Comparison Group are as follows:

Arctic Cat Inc. Crocs, Inc. Columbia Sportswear Company Deckers Outdoor Corporation	G-III Apparel Group Jakks Pacific, Inc. LeapFrog Enterprises, Inc. Movado Group, Inc.	Oxford Industries Perry Ellis International, Inc. Quiksilver, Inc. Steven Madden, LTD	Skechers USA, Inc.

Components of the 2014 Executive Compensation Program

The Compensation Committee developed a 2014 executive compensation program consisting of direct compensation as well as benefits and perquisites. The direct compensation is comprised of three elements: base salary, annual incentives and long-term incentives. Each element is intended to reward and motivate executives in different ways consistent with the Company’s overall guiding principles for compensation (as described above). The amount of total direct compensation intended to come from each element varies with position and level of responsibility, reflecting the principles that total compensation should increase with position and responsibility and that a greater percentage of an executive’s compensation should be tied to corporate and individual performance, and therefore at risk, as position and responsibility increase.

At the Company’s 2014 annual meeting, shareholders expressed approval of the executive compensation program with over 98% of the shares cast being voted for approval of the executive compensation programs. The Compensation Committee considered the overwhelming support the shareholders showed for the Company’s 2013 executive compensation program. As a result, in developing its 2014 compensation program, the Company generally followed the design of the 2013 program, except with regard to its long-term equity incentive awards. For the long-term incentive portion of executive compensation, the Company granted performance-based restricted stock units and service-based restricted stock units as compared to service-based stock options and service-based restricted stock units in 2013. The Company believes that this increased focus on performance-based vesting, as opposed to solely service-based vesting, will be well received by shareholders.

Consistent with the Company’s compensation philosophy, the 2014 executive compensation program incorporated a balance between guaranteed and at-risk compensation, a balance between cash and stock-based compensation, and a balance between short-term and long-term compensation. In 2014, approximately (i) 53% of the Chief Executive Officer’s targeted total direct compensation, and approximately 41% to 43% of the targeted total direct compensation for each of the other named executive officers, was comprised of short-term and long-term incentives that were subject to corporate and individual performance and therefore at risk and (ii) 58% of the Chief Executive Officer’s targeted total direct compensation, and approximately 29% to 39% of the targeted total direct compensation for the other named executive officers, was provided in the form of long-term, stock-based compensation. Mercer advised the Compensation Committee that the 2014 executive compensation program was generally consistent with the Compensation Committee’s guiding principles and was reasonably based and not excessive under the circumstances. The Compensation Committee intends to continue working with Mercer to ensure the Company’s compensation practices continue to be aligned with shareholder interests and with evolving best practices.

Set forth below is an analysis of each of the elements of the 2014 executive compensation program. More detailed information concerning the compensation paid to the named executive officers for 2014 is set forth in the compensation tables and related footnotes and narrative disclosure contained in other sections of this Proxy Statement.

Analysis of Base Salary

Base salaries serve as the guaranteed cash portion of executive compensation. Base salary is intended to compensate an executive for performing his or her job responsibilities on a day-to-day basis. An executive officer’s base salary is initially established at the time the executive is first hired or is promoted to the executive officer level. The Compensation Committee sets the base salary at a level it believes is competitive based upon the executive officer’s experience, position, and responsibility. In setting the base salary, the Compensation Committee reviews the complexity of the job requirements and performance expectations, the market data described above, including as warranted information from the Compensation Comparison Group, and consults with its independent compensation consultant. The Compensation Committee also considers how the base salary compares to the base salaries of the other executive officers. The Compensation Committee reviews base salaries annually and adjustments may be made as appropriate based upon the executive officer’s individual performance, expanded duties and changes in the competitive marketplace.

The annualized base salary rate for each of the named executives during 2014 and 2013 was as follows:

Name	2014 Base Salary	2013 Base Salary
Oliver G. (Chip) Brewer III	$750,000	$700,000
Bradley J. Holiday	$552,840	$542,000
Alex M. Boezeman*	$355,414	$379,304
Mark F. Leposky	$400,000	$375,000
Neil Howie*	$357,476	$331,365

*	The amount reported for Mr. Boezeman reflects a 6.2% decrease from 2013 when measured in U.S. dollars, as a result of foreign currency exchange conversion rates. The actual base pay for Mr. Boezeman, as paid in local currency, increased by 2.5% from 2013 to 2014. The amount reported for Mr. Howie reflects a 7.9% increase from 2013 when measured in U.S. dollars, as a result of foreign currency exchange conversion rates. The actual base pay for Mr. Howie, as paid in local currency, increased by 2.5% from 2013 to 2014.

In 2014, the named executive officers listed above received base salary increases of 7.1% for Mr. Brewer, 2.0% for Mr. Holiday, 6.7% for Mr. Leposky and 2.5% for Messrs. Boezeman and Howie. None of these individuals received a base salary increase in 2013. These merit increases were made after a review of individual performance and relevant market data and reflect these factors as well as recognition of the progress made on the Company’s turnaround.

Analysis of Annual Incentives

In addition to a base salary, the Company’s executive compensation program includes the opportunity to earn an annual cash bonus. The bonus serves as the short-term incentive compensation element of the executive compensation program. The bonus is at-risk, with payment based upon designated corporate goals and individual performance. The bonus is intended to provide an incentive for an executive to drive a high level of corporate and individual performance without excessive risk taking. The payout of annual bonuses to executive officers is subject to the approval of the Compensation Committee following its review of corporate and individual performance.

Bonus Opportunity. For 2014, the Compensation Committee implemented a bonus program that was designed to reward the executive officers for achieving certain corporate performance goals as well as strong individual performance. Under this program, the Compensation Committee set target bonuses for each of the named executive officers. The target bonus was set as a percentage of base salary and is the amount the executive officer could earn if the Company achieved its target corporate performance goals and the executive officer achieved his individual objectives and otherwise met performance expectations. Bonus payouts for each executive can vary from 0 to 1.5 times the target percentage. Bonus targets for 2014 were as follows:

Name	Target Bonus as a % of Base Salary
Oliver G. (Chip) Brewer III	100%
Bradley J. Holiday	55%
Alex M. Boezeman	55%
Mark F. Leposky	55%
Neil Howie	55%

The target bonus percentages were based on each executive officer’s position and were set to be generally consistent with the range of total direct compensation that the Compensation Committee targets for our named executive officers. The target bonus percentage for each named executive officer for 2014 was unchanged from the 2013 target bonus percentage.

Bonus Pool Funding. In 2014, the Company accrued a pool of funds to be used for the bonus payouts to the executive officers. The amount of the bonus pool was determined based upon the Company’s performance in 2014. The funding formula was the aggregate of the following for each of the executive officers:

(Base Salary) x (Target Bonus %) x (EBITDA multiplier) x 125% (Performance Modifier) = Bonus Pool

The EBITDA multiplier is based upon the Company’s achievement of designated levels of earnings before interest, taxes, and depreciation and amortization expense (“EBITDA”). The 125% performance modifier is intended to (i) allow for a modest level of discretion to recognize individual performance, whereby the Compensation Committee may adjust an individual executive’s final payout based on performance against agreed upon objectives (or other performance during the year not anticipated at the beginning of the year when objectives are set), and (ii) ensure that such compensation is performance-based for purposes of Section 162(m) of the Internal Revenue Code. The final payout amount will not exceed 150% of the executive’s target bonus percentage regardless of performance.

EBITDA Performance Goals. The Compensation Committee approved the EBITDA goals in January 2014. In setting these performance goals for 2014, the Compensation Committee considered the Company’s performance in 2013, the Company’s 2014 operational goals, and the budget for 2014. The Compensation Committee selected EBITDA as the performance metric because the emphasis for 2014 was on improving the operating earnings of the Company. Prior to approving the 2014 goals, the Compensation Committee discussed these goals with management and with the Company’s outside compensation consultant.

Threshold Performance. The Compensation Committee believed that the Company should earn a minimum of $39.3 million of EBITDA prior to paying any bonus for 2014. That level of EBITDA represented an $18.5 million improvement in EBITDA as compared to 2013, which the Company viewed as significant. It also would approximate breakeven profitability on earnings per share and the Committee did not want to pay any bonus if the Company did not at least achieve positive results on an earnings per share basis in 2014.

Target Performance. The Compensation Committee established a EBITDA target of $45.3 million at which the EBITDA multiplier would be 100%, with the modifier between threshold and target being interpolated on a straight-line basis. This level of EBITDA was consistent with the Company’s budget for 2014 and, if achieved would have represented a 118% improvement in EBITDA. The Committee believed that this level of increased EBITDA was challenging but achievable.

Maximum Performance. The Compensation Committee established a EBITDA maximum of $55.4 million at which the EBITDA multiplier would be 150%, with the modifier between target and maximum being interpolated on a straight-line basis. Achieving this level of EBITDA would represent a 166% increase over 2013 EBITDA and the Committee believed that achieving this level of EBITDA would represent exceptional performance worthy of the maximum bonus payout.

Bonus Payout Formula. The amount of an executive officer’s bonus is generally based upon the level of achievement of the corporate performance goals as well as individual performance and accomplishments for the applicable year, including the degree to which predetermined regional or department goals are achieved. The bonus payout formula below provides the maximum payout for the named executive officers under the 2014 plan.

(Base Salary) x (Target Bonus %) x (EBITDA Modifier) x (Performance Modifier) = Bonus Payout

The intent of the Performance Modifier is for the Compensation Committee to exercise negative discretion from the individual funded payout levels (while maintaining the tax deductibility of the bonus payment) to arrive at the final payout for the executive, after taking into consideration the executive’s individual performance and accomplishments. For all executives other than the CEO, the Committee shall consider the recommendations of the CEO. The Committee will determine the bonus amount for the CEO.

2014 Bonus Payout. For 2014, after taking into account the bonus pool accrual, the Company achieved EBITDA for 2014 of $51.9 million (compared to $20.8 million in 2013 — an increase of $31.1 million). This exceeded the target amount, and as such resulted in an achievement level of 134% for each of the named executive officers.

Name	Base Salary	Bonus Target %	EBITDA Multiplier Achieved	Approved Bonus Performance Modifier	Bonus Payout
Oliver G. (Chip) Brewer III	$750,000	100%	134%	100%	$1,005,000
Bradley J. Holiday	$552,840	55%	134%	100%	$407,443
Alex M. Boezeman*	$355,414	55%	134%	100%	$261,940
Mark F. Leposky	$400,000	55%	134%	111.94%	$330,000
Neil Howie*	$339,895	55%	134%	111.94%	$280,413

*	The final payout amounts for Messrs. Boezeman and Howie were paid in local currency. Both the base salary and bonus payout reported were based upon average exchange rates during 2014.

Bonus Performance Modifier: In light of their exceptional performance in 2014, our Chief Executive Officer recommended, and the Compensation Committee approved performance modifier adjustments of 111.94% for Messrs. Leposky and Howie, resulting in maximum payout amounts of 150% of target for each. The adjustment for Mr. Leposky, who is the leader of the Company’s global operations, was in recognition of the significant cost reductions he achieved in the Company’s operations and improved operational efficiencies, including efficiencies that contributed to a $19 million increase in golf ball profitability on only a $6 million increase in sales. The adjustment for Mr. Howie, who is the leader of the Company’s Europe, Middle East and Africa region, was in recognition of the excellent revenue achievement in his region and the improvement in market share, including the attainment of #1 market share in the European market for the second half of 2014.

Analysis of Long-Term Incentives

Value of Awards. The Company’s long-term incentives are designed to drive long-term Company performance, provide a means for retaining executives through long-term vesting, and align the interests of the Company’s executive officers with the interests of the Company’s shareholders through stock-based incentives. For each of the named executive officers, a targeted long-term incentive grant value is established. In setting the targeted value, the Compensation Committee generally consults with its outside compensation consultant and compares the targeted long-term incentive awards to applicable market data, including broad industry data and, as warranted, data from the Compensation Comparison Group. It also considers the effect the long-term incentive element would have upon the executive’s total direct compensation. The targeted value for all officers at the Company generally varies by position and responsibility and is reviewed annually. The targeted grant value for each of the named executive officers for 2014 was as follows:

Name	2014 Long-term Incentive Award Target Value
Oliver G. (Chip) Brewer III	$2,100,000
Bradley J. Holiday	$350,000
Alex M. Boezeman	$350,000
Mark F. Leposky	$350,000
Neil Howie	$350,000

In 2013, Mr. Brewer received a targeted long-term incentive award of $2,000,000. The 5% increase in 2014 to $2,100,000 reflects the Committee’s recognition of the significant improvement in the Company’s operating performance as well as an incentive to drive further improvements going forward. The targeted value for the other executive officers was unchanged.

Types of Awards. Consistent with the Compensation Committee’s goal of aligning executive compensation with long-term Company performance (as discussed above), the Compensation Committee determined that the 2014 targeted long-term incentive award value for each named executive officer would be allocated among two different types of awards, namely performance-based restricted stock units (55%) and service-based restricted stock units (45%).

Together these awards were designed to motivate an executive to remain with the Company, to achieve strong long-term operational performance, and to increase shareholder value. The service-based restricted stock units (RSUs) provide a retention incentive as they vest solely based upon continued service without regard to stock price and upon vesting provide an ownership stake in the Company. They also further align the interests of the Company’s executives with those of the Company’s shareholders as the executives generally have the same long-term economic benefits and risks as does a holder of the Company’s stock. The performance-based restricted stock units (PRSUs) reward executives for achieving longer term financial and operational goals, as well as creating long- term shareholder value. These awards remain consistent with the Compensation Committee’s guiding principles in that a majority of these long-term incentives are performance-based and all are equity-based. The number of shares subject to the RSU and PRSU awards granted to each of the named executive officers for 2014 was as follows:

Name	Date of Grant	No. Shares Underlying PRSUs	No. Shares Underlying RSUs
Oliver G. (Chip) Brewer III	01/31/2014	137,500	112,500
Bradley J. Holiday	01/31/2014	22,917	18,750
Alex M. Boezeman	01/31/2014	22,917	18,750
Mark F. Leposky	01/31/2014	22,917	18,750
Neil Howie	01/31/2014	22,917	18,750

Additional information concerning each of these awards follows:

Performance–Based Restricted Stock Units: A PRSU is a contingent right to receive one share of Common Stock of the Company upon vesting of the award. The number of shares of Common Stock pursuant to which a PRSU will be eligible to vest is determined based on performance relative to certain Company-wide performance criteria over the applicable performance period. PRSUs tie executives more closely to the interests of shareholders by focusing executives on key financial objectives that link to the creation of shareholder value. The

“target” number of PRSUs for each executive was based upon the targeted portion of the total long-term incentive equity award value for 2014 to be granted to such executive in the form of performance-based awards (55%) divided by the average closing price of the Company’s Common Stock for the 20 trading days immediately preceding the meeting at which the PRSUs were approved by the Compensation Committee. A 20-trading day average price, as opposed to a single price on the date of approval, was used because the Compensation Committee believes it is a better determinant of the fair value of the Company’s Common Stock at that time as it is not subject to single trading day aberrations.

The number of PRSUs that are eligible to vest is subject to performance against two Committee-established Company-wide metrics: 2014 currency-neutral operating income, weighted 75%, and 2014 currency-neutral net sales, weighted 25%. A one-year performance metric (but three-year vesting) was used given the uncertainty around industry conditions for 2014 and the fact the Company was still in the midst of its turnaround with limited visibility to the success of that turnaround over the long-term. The currency neutral numbers are based upon the budgeted foreign currency rates for 2014 (not currency neutral to 2013). The Company used currency neutral goals because the Company’s operating income would be affected (positively or negatively) by changes in foreign currency rates but the offsetting effects of the Company’s hedging program are not included in operating income but rather other income. In January 2014, the Committee set the following goals for 2014:

Metric (Currency Neutral)	Threshold (50% payout)	Target (100% payout)	Maximum (150% payout)
Net Sales	$843.0 million	$878.3 million	$928.1 million
Operating Income	$6.6 million	$22.0 million	$38.1 million

The Compensation Committee considered these goals appropriate as they would represent a significant improvement over 2013 results. In 2013, the Company reported net sales of $842.8 million and a $10.8 million loss from operations. Performance below the established threshold levels results in no PRSUs being eligible to vest, and performance levels between threshold and target, and target and maximum, levels is interpolated on a straight line basis. For 2014, the Company achieved currency neutral net sales of $888.1 million (GAAP net sales were $886.9 million) and currency neutral operating income of $31.1 million (GAAP operating income was $30.7 million), resulting in 131.5% of the targeted performance-based restricted stock units being accrued (or “banked”). Full vesting of these accrued units is subject to two additional years of service.

Restricted Stock Units. An RSU is a contingent right to receive one share of Common Stock of the Company upon vesting of the award. An RSU generally provides the same incentive as restricted stock, except that the holder of an RSU is not entitled to voting rights or cash dividends. The holders of the RSUs, however, do accrue dividend equivalent rights in the form of additional RSUs. The additional RSUs only vest to the extent the underlying RSUs vest. The number of RSUs granted to the named executive officers in 2014 was based upon the targeted portion of the total long-term incentive equity award value for 2014 to be granted to such executive in the form of service-based awards (45%) divided by the average closing price of the Company’s Common Stock for the 20 trading days immediately preceding the meeting at which the RSUs were approved. The RSUs granted in 2014 vest and the restrictions lapse on the third anniversary of the date of grant.

Approval and Timing of Grants. The Compensation Committee has adopted specific guidelines that govern the approval and timing of stock-based awards. The guidelines provide that (i) all stock-based award grants must be approved by the Compensation Committee, (ii) the annual stock-based awards will be approved at a regularly scheduled or special meeting of the Compensation Committee with the effective date of grant being the second trading day following the Company’s announcement of actual full year financial results, (iii) promotion or other special event award grants made outside of the annual grant process will be approved at the first regularly scheduled meeting of the Compensation Committee following the applicable event with the effective date of grant being on the first trading day of the month following the month in which such approval is obtained, and (iv) new hire award grants made outside of the annual award process will be approved at a regularly scheduled or special meeting of the Compensation Committee prior to the date the employee commences employment or the first regularly scheduled meeting of the Compensation Committee following the date of hire. The effective date of grant of the new hire awards will be the date the employee commences employment if the approval occurred prior to such date or the first trading day of the month following the month in which approval is obtained if the approval occurs subsequent to the date on which the employee commences employment. The Compensation Committee’s approval includes the eligible participants, type of awards, the size of award for each participant, the performance criteria where applicable, as well as the other terms of the awards and program. In accordance with these guidelines, the annual long-term incentive awards for 2014 were approved by the Compensation Committee on January 16, 2014 and the awards were granted on January 31, 2014. The average closing price of the Company’s Common Stock for the 20 trading days immediately preceding the date of approval by the Compensation Committee of the 2014 stock-based awards to our named executive officers was $8.40 and on the date of grant was $8.17.

Benefits and Perquisites

Various benefits are established for the named executive officers to enhance productivity, provide for healthcare needs, and encourage work/life balance. The Company’s primary benefits for executives include the Company’s health, dental and vision plans, and various insurance plans, including life, long-term disability, and accidental death and dismemberment insurance, as well as paid time off. The Company covers the costs of an annual physical, the costs of tax and estate planning fees, and, consistent with the Company’s position as a leader in the golf industry, many executives are provided subsidized country club memberships or a limited amount of green fee reimbursements and a limited amount of the Company’s products. The Company from time to time provides other benefits to employees or officers as a group or to an individual officer as warranted. See the Summary Compensation Table and related footnotes below for additional information about the value of benefits and perquisites provided to our named executive officers in 2014.

Retirement Plans

The Company does not provide the executive officers with any defined benefit pension plans or supplemental executive retirement plans (SERPs), or other similar types of retirement benefits. The only retirement benefit the Company currently provides the named executive officers is the right to participate in the Company’s 401(k) Retirement Investment Plan.

The Company’s 401(k) plan allows participants to contribute a portion of their compensation into the Plan with the Company providing a matching contribution up to 3% of the participant’s compensation (subject to a maximum matching contribution for the named executive officers of up to $7,800 in 2014). The funds held in the 401(k) plan are invested through New York Life in various funds selected by the participant.

Employment Agreements

The Company has entered into an employment agreement with each of the named executive officers, including an amended and restated employment contract with Mr. Brewer effective March 24, 2014, as amended, for a term continuing through April 30, 2016. The Company believes that employment agreements are beneficial to the Company as they provide, among other things, protections related to the Company’s trade secrets and intellectual property. Each employment agreement generally requires the executive officer to devote his full productive time and best efforts to the Company, to hold in confidence all trade secrets and proprietary information he receives from the Company and to disclose and assign to the Company any inventions and innovations he develops during the course of employment with the Company. The employment agreements set forth the base salary, incentive compensation, and in general terms the benefits and perquisites that the executive officer is entitled to as described above. The employment agreements also set forth the benefits and rights the executive officer is entitled to upon termination of employment and upon a change-in-control of the Company. These rights are described below and tables quantifying the potential payments to the named executive officers upon the occurrence of such events are included with the other compensation tables included in this Proxy Statement. The employment agreements for the Company’s named executive officers are on file with the SEC.

Forfeitures. Each of the employment agreements for the U.S. named executive officers also contains certain forfeiture provisions. If the Company is required to prepare an accounting restatement due to material noncompliance of the Company with any financial reporting requirements under the United States securities laws as a result of the intentional misconduct or gross negligence of a U.S. named executive officer, or if the named executive officer is one of the persons subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, then, in addition to any penalty prescribed by Section 304, each of Messrs. Brewer, Holiday and Leposky is required to forfeit (i) any bonus paid within the 12-month period following the filing of the misstated document, (ii) any gain on the sale of Company securities during the same period, (iii) the right to receive special severance and incentive payments, (iv) any unvested and/or unexercised long-term incentive compensation awards, and (v) any incentive compensation paid based upon the misstated document. This type of forfeiture requirement is also referred to as a “clawback.”

Retirement Agreement

In December 2014, Mr. Holiday announced his intention to retire from the Company in 2015. On March 5, 2015, the Company and Mr. Holiday agreed to an amendment to Mr. Holiday’s Officer Employment Agreement whereby Mr. Holiday has agreed to continue to serve as the Company’s Chief Financial Officer until his successor has been appointed and to provide certain transition services for a period of one year after the date of his retirement (the “Transition Period”). Based on the terms of this amendment, upon his retirement and the appointment of his successor, Mr. Holiday is entitled to the following: (1) any compensation accrued and unpaid as of the date of his retirement, (2) a pro-rata annual incentive payment for the year in which he retires to the extent the performance goals are achieved under the senior management annual incentive plan for the year of retirement, (3) subject to his execution of a standard release of claims, an amount equal to one-half of the sum of (a) his annual base salary at the time of his retirement, plus (b) his annual target incentive, (4) vesting of all equity-based long-term incentive awards held by him that would have vested within 12 months following the date of his retirement, provided that awards subject to performance-based vesting will vest only if, and to the degree that, the performance goals are satisfied, (5) up to $50,000 in Company-paid health insurance benefits for a period of 24 months following the date of retirement, and (6) up to $35,000 in Company-paid financial planning assistance for a period of 24 months following the date of retirement. In addition, provided that he does not engage in any competitive activities with the Company during the Transition Period, Mr. Holiday will be entitled to an additional amount equal to one-half of the sum of (a) his annual base salary at the time of his retirement, plus (b) his annual target incentive. The foregoing cash amounts will be paid over the one year Transition Period in accordance with the Company’s payroll practices.

Severance Arrangements

In general, whether an executive officer is entitled to any severance benefits upon termination of employment depends upon the reason for the termination of employment. If an executive officer voluntarily resigns without good reason or is terminated by the Company for “substantial cause,” then the executive officer is generally not entitled to any severance benefits. In this case, the term “substantial cause” means the executive officer’s (i) failure to substantially perform his duties, (ii) material breach of the employment agreement, that is not cured within the specified time allowed, (iii) misconduct, including use or possession of illegal drugs during work and/or any other action that is damaging or detrimental in a significant manner to the Company, (iv) conviction of, or plea of guilty or nolo contendere to, a felony, or (v) failure to cooperate with, or any attempt to obstruct or improperly influence, any investigation authorized by the Board of Directors or any governmental or regulatory agency.

If the executive officer’s employment is terminated by the Company without “substantial cause” or by the employee for good reason (generally because the Company materially breached the employment agreement) or because the Company elected not to renew the employment agreement upon expiration of its term, then the executive officer is generally entitled to severance benefits. For purposes of Mr. Brewer’s agreement, “good reason” means (i) a material breach of the employment agreement by the Company, (ii) any material diminishment in his position or duties, or (iii) any requirement that he relocate his principal residence. Mr. Howie does not have the right to resign for good reason prior to the occurrence of a change in control. These severance benefits are based upon an assessment of competitive market terms and a determination of what is needed to attract and retain the executive officers. Having negotiated these terms in advance allows for an orderly and amicable separation of an executive, including the obtainment for the Company’s benefit of a release of claims and the provision of an incentive for the executive not to compete with the Company as discussed below. The severance benefits consist of (i) for Messrs. Brewer, Holiday and Leposky, a payment equal to the executive officer’s target bonus opportunity pro-rated based upon the number of days worked that year (except that such payments will be made if and only to the extent that the underlying performance criteria have been satisfied), (ii) accelerated vesting of certain long-term incentive awards, (iii) “special severance,” provided the executive officer executes a release of claims in favor of the Company and provided the executive officer does not engage in any disparaging conduct or communications and continues to comply with certain other requirements of the employment agreement, and (iv) “incentive payments,” provided the executive officer chooses not to engage in any business that competes with the Company. Special severance consists of (a) the payment of COBRA and/or CalCOBRA premiums for the severance period, (b) for Messrs. Brewer, Holiday and Leposky, the continuation of the tax and estate financial planning services benefit for the severance period, (c) outplacement services for one year, and (d) for Messrs. Brewer, Holiday and Leposky, the payment of a portion of the executive officer’s salary and target bonus for the severance period. Incentive payments consist of the payment of a portion of the executive officer’s salary and target bonus for the severance period. Set forth below for each current named executive officer is the severance period, the equity awards that would be subject to accelerated vesting, and the amount of special severance and incentive payments to be paid during the severance period:

Name of Officer	Accelerated Vesting	Special Severance	Incentive Payments
Oliver G. (Chip) Brewer III	All outstanding unvested long-term incentive awards that would have vested within 18 months of the termination of employment (performance-based awards will only accelerate to the extent the underlying performance objectives are achieved)	.75 times annual base salary and target bonus (payable over 18 months)	.75 times annual base salary and target bonus (payable over 18 months)

Bradley J. Holiday, Mark F. Leposky	All outstanding unvested long-term incentive awards that would have vested within 12 months of the termination of employment (performance-based awards will only accelerate to the extent the underlying performance objectives are achieved)	.50 times annual base salary and target bonus (payable over 12 months)	.50 times annual base salary and target bonus (payable over 12 months)

Alex M. Boezeman	All outstanding unvested long-term incentive awards that would have vested within 12 months of the termination of employment (performance-based awards will only accelerate to the extent the underlying performance objectives are achieved)	.50 times annual base salary (payable over 12 months)	.50 times annual base salary (payable over 18 months)

Neil Howie	N/A	Annual base salary (payable over 12 months)	N/A

In the event of an executive officer’s permanent disability, then the executive officer is generally entitled to certain benefits. These disability benefits consist of (i) for Messrs. Brewer, Holiday and Leposky, a payment equal to the executive officer’s target bonus opportunity pro-rated based upon the number of days worked that year (except that such payments will be made if and only to the extent that the underlying performance criteria have been satisfied), (ii) accelerated vesting of those long-term incentive awards that would vest over a specified period following his date of disability (18 months for Mr. Brewer, 12 months for Messrs. Holiday and Leposky, and 9 months for Mr. Boezeman); (iii) the payment of COBRA premiums for a specified period (18 months for Mr. Brewer, 12 months for Messrs. Holiday and Leposky, and 9 months for Mr. Boezeman); (iv) for Messrs. Brewer, Holiday and Leposky, a lump sum payment of 6 months’ base salary; and (v) for Mr. Boezeman, continued payment of his base compensation for 9 months.

In the event of an executive officer’s death, then the executive officer is generally entitled to certain benefits. These death benefits consist of (i) for Messrs. Brewer, Holiday, Leposky and Howie, accelerated vesting of all long-term incentive awards; and (ii) for Mr. Boezeman, continued payment of his base compensation for 9 months and accelerated vesting of those long-term incentive awards that would vest over the 9 month period following his date of disability.

Change-in-Control Arrangements

To provide independent leadership consistent with the shareholders’ best interests in the event of an actual or threatened change in control of the Company, the Company’s employment agreements with its officers, including the named executive officers, provide certain protections in the event of a change in control. A “change in control” of the Company is defined, in general, as the acquisition by any person of beneficial ownership of 30% or more of the voting stock of the Company, the incumbent members of the Board of Directors cease to constitute a majority of the Board of Directors, certain business combinations of the Company, or any shareholder-approved or court-ordered plan of liquidation of the Company.

The Company’s change-in-control benefits require a double trigger prior to payment. In other words, there must be both a change in control and a “termination event” (described below) within one year following a change in control. In the event there is such a change in control and termination event with respect to Messrs. Brewer, Holiday and Leposky, the affected executive officer is generally entitled to the benefits to which he is entitled for a termination by the Company without substantial cause as described above, except that the amount of special severance and incentive payments is increased. In addition, the period during which the payment of COBRA and/or CalCOBRA premiums will be paid at Company expense and continued tax and estate financial planning services benefits will be provided may be extended. For Messrs. Boezeman and Howie, their severance is generally the same as in the case of a termination without substantial cause. The special severance and incentive payments for each of the named executive officers upon a termination event following a change in control would be as follows:

Name of Officer	Change-in-Control Special Severance	Change-in-Control Incentive Payments
Oliver G. (Chip) Brewer III, Bradley J. Holiday, Mark F. Leposky	1.0 times annual base salary and target bonus (payable over 24 months)	1.0 times annual base salary and target bonus (payable over 24 months)

Alex M. Boezeman	.50 times annual base salary (payable over 12 months)	.50 times annual base salary (payable over 18 months)

Neil Howie	Annual base salary (payable over 12 months)	N/A

For this purpose, a “termination event” generally means the occurrence of any of the following within one year of the change in control: (i) the termination without substantial cause or material breach of the employment agreement by the Company, (ii) failure by the successor company to assume the employment agreement, (iii) any material diminishment in the position or duties of the executive officer, (iv) any reduction in compensation or benefits, or (v) any requirement that the executive officer relocate his principal residence.

In addition, in 2014 we modified the form of long-term equity award agreements such that they no longer provide that the awards automatically vest upon a change-in-control. Instead, the current forms (which were used for the 2015 equity award grants) provide that upon a change of control the Compensation and Management Succession Committee will determine (based upon the nature of the change-in-control transaction) whether the awards continue or a substitute award is issued or whether the awards vest on an accelerated basis. For this purpose, performance awards will vest at “target.” The Company’s 401(k) Retirement Investment Plan also provides for full vesting of all participant accounts immediately prior to a change in control (as defined in the plan)

Excise Taxes

Consistent with current trends in compensation practices, the employment agreements for the named executive officers do not obligate the Company to provide indemnification for excise taxes. Furthermore, the employment agreements for the named executive officers provide that to the extent that any or all of the change-in-control payments and benefits provided to the executive under the employment agreement or any other agreement constitute “parachute payments” within the meaning of Section 280G of the Code and would otherwise be subject to the excise tax imposed by Section 4999 of the Code, then the aggregate amount of such change in control payments and benefits would be reduced by the minimum amounts necessary to equal one dollar less than the amount which would result in such payments and benefits being subject to such excise tax.

Stock Ownership Requirements

In order to promote ownership of the Company’s Common Stock by the Company’s non-management directors and executive officers and thereby more closely align their interests with the interests of the Company’s shareholders, the Board of Directors has adopted stock ownership guidelines requiring the Company’s non-management directors and executive officers to hold the Company’s Common Stock in at least the following minimum amounts:

Chief Executive Officer	3x Base Salary
Other Executive Officers	1x Base Salary
Non-Employee Directors	3x Annual Retainer

The minimum share ownership amounts are required to be achieved within five years of an individual first becoming subject to these guidelines. All shares for which an executive officer is deemed to be the beneficial owner under Section 16 of the Exchange Act, including shares held in a living trust for the executive’s benefit, count toward this ownership requirement. Restricted stock and service-based restricted stock unit awards held by the director or executive count toward the holding requirements. Performance-based restricted stock units do not count toward this ownership requirement unless and until the performance criteria are satisfied. Stock options, stock appreciation rights, and phantom stock units do not count toward this ownership requirement unless and until any underlying shares are issued. Unless a non-management director or executive officer is in compliance with these guidelines, he or she is required to retain and hold 50% of any “net shares” of Common Stock issued in connection with any equity-based awards granted under the Company’s executive compensation plans after such non-management director or executive officer first becomes subject to these guidelines. “Net shares” are those shares that remain after shares are sold or withheld (i) to pay the exercise price and withholding taxes in the case of stock options or (ii) to pay withholding taxes in the case of other awards. All directors and named executive officers are in compliance with these guidelines and all directors and named executive officers have attained the minimum ownership levels or are expected to attain the minimum ownership levels within the required time frame.

Policy on Speculative Trading Activities — Anti-Hedging and Pledging Policy

The Company’s insider trading policy provides, among other things, that members of the Board of Directors, officers and other employees may not engage in certain types of speculative activities with respect to the Company’s securities, including short sales, transactions in put options, call options or other derivative securities, hedging transactions, pledging of Company stock as collateral for a loan, or holding shares of Company stock in a margin account.

Compensation Committee Interlocks and Insider Participation

In 2014, the Company’s executive officer compensation matters were handled by the Compensation and Management Succession Committee. The Compensation Committee is currently comprised of the following directors: Messrs. Armacost, Beard, Cushman, Lundgren and Rosenfield. During the times of their committee service during 2014, all of the members of the Compensation Committee were determined to be independent and there were no compensation committee interlocks.

REPORT OF THE COMPENSATION AND MANAGEMENT SUCCESSION COMMITTEE

During 2014, the responsibility for fixing the compensation of the Company’s executives was generally delegated by the Board of Directors to the Compensation and Management Succession Committee. In accordance with its written charter, the Compensation and Management Succession Committee has the following specific duties and responsibilities:

•	Oversee the Company’s overall compensation structure, policies and programs, and assess whether the Company’s compensation structure establishes appropriate incentives given the Company’s strategic and operational objectives.

•	Oversee the Company’s incentive compensation and equity-based compensation plans, including granting awards under any such plans, and approve, amend or modify the terms of management related compensation or benefit plans that do not require shareholder approval.

•	Review and approve corporate goals and objectives relevant to the compensation of the chief executive officer, evaluate his or her performance in light of those goals and objectives, and, together with the other independent members of the Board, set the chief executive officer’s compensation level based on this evaluation.

•	Set the compensation of other executive officers after considering the recommendation of the chief executive officer.

•	Approve employment agreements and severance arrangements for executive officers, including change-in-control provisions, plans or agreements.

•	Review succession plans relating to positions held by executive officers and make recommendations to the Board regarding selections of individuals to fill these positions.

•	Annually evaluate the performance of the committee and the adequacy of its charter.

•	Perform such other duties and responsibilities as are consistent with the purpose of the committee as may be assigned from time to time by the Board.

Additional information concerning the Company’s executive compensation programs can be found in “Compensation of Executive Officers — Compensation Discussion and Analysis” and the narrative and tabular disclosure that follows it in this Proxy Statement.

The Compensation and Management Succession Committee reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussion, the Compensation and Management Succession Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement for filing with the SEC.

COMPENSATION AND MANAGEMENT

SUCCESSION COMMITTEE

John F. Lundgren, Chair

Samuel H. Armacost

Ronald S. Beard

John C. Cushman, III

Richard L. Rosenfield

2014 Summary Compensation Table

The following table summarizes the compensation paid to or earned by the Company’s named executive officers. For a description of the components of the Company’s 2014 executive compensation program, see “Compensation Discussion and Analysis — Components of the 2014 Executive Compensation Program.”

Name and Principal Position(a)	Year(b)	Salary(c)	Bonus(d)	Stock Awards(1)(e)	Option Awards(2)(f)	Non-Equity Incentive Plan Compen- sation(3)(g)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings(4)(h)	All Other Compen- sation(5)(6)(i)		Total(j)
Oliver G. (Chip) Brewer III	2014	$746,438	$—	$2,042,500	$—	$1,005,000	$—	$69,495	(7)	$3,863,433
President and Chief	2013	$700,000	$—	$671,749	$1,221,553	$700,000	$—	$43,260		$3,336,562
Executive Officer	2012	$577,596	$—	$1,944,000	$1,617,200	$—	$—	$245,781		$4,384,577

Bradley J. Holiday	2014	$552,068	$—	$340,420	$—	$407,443	$—	$24,909	(8)	$1,324,840
Senior Executive Vice	2013	$542,000	$—	$117,556	$213,772	$298,100	$—	$24,810		$1,196,238
President and Chief Financial Officer	2012	$542,000	$—	$508,515	$233,345	$—	$—	$25,289		$1,309,149

Alex Boezeman(12)	2014	$355,976	$—	$340,420	$—	$262,354	$—	$13,378	(9)	$972,128
Managing Director,	2013	$379,304	$38,645	$117,556	$213,772	$193,224	$—	$14,870		$957,371
East Asia	2012	$461,512	$—	$116,655	$233,345	$—	$—	$17,529		$829,041

Mark Leposky	2014	$398,219	$—	$340,420	$—	$330,000	$—	$13,575	(10)	$1,082,214
Senior Vice President,	2013	$375,000	$20,625	$117,556	$213,772	$206,250	$—	$15,748		$948,951
Global Operations

Neil Howie(12)	2014	$357,476	$—	$340,420	$—	$294,918	$—	$78,103	(11)	$1,070,917
Managing Director,	2013	$331,365	$—	$117,556	$213,772	$191,192	$—	$67,652		$921,537
Europe, Middle East	2012	$335,598	$—	$116,655	$233,345	$—	$—	$65,588		$751,186
and Africa

(1)	Represents the aggregate grant date fair value of service-based restricted stock units (RSUs) and performance-based restricted stock units (PRSUs) calculated for financial reporting purposes for the year in accordance with Accounting Standards Codification Topic 718, “Compensation — Stock Compensation” (“ASC 718”). See Note 15, “Share-Based Compensation,” to the Company’s Audited Consolidated Financial Statements set forth in the Form 10-K for information concerning the ASC 718 values, which are based on the fair value of the Company’s Common Stock on the date of grant. The grant date fair value of the PRSUs included in column (e) above was calculated based on the probable achievement of the performance objectives as determined at the date of grant, which was determined to be the target level of performance. The grant date fair values for the PRSUs granted during 2014 (assuming target performance) was $1,123,375 for Mr. Brewer and $187,232 each for Messrs. Holiday, Boezeman, Leposky and Howie. The highest level of performance that may be achieved for these awards is 150% of the target. The actual value of the PRSUs earned by the named executive officers based upon the Company’s performance in 2014 relative to the performance goals underlying such awards, was $1,477,238 for Mr. Brewer (representing 180,812 shares underlying PRSUs) and $246,210 each for Messrs. Holiday, Boezeman, Leposky and Howie (representing 30,135 shares underlying PRSUs).
(2)	Represents the aggregate grant date fair value of stock options and cash settled stock appreciation rights calculated for financial reporting purposes for the year in accordance with ASC 718. See Note 15, “Share-Based Compensation,” to the Company’s Audited Consolidated Financial Statements set forth in the 10-K for the assumptions made in determining ASC 718 values. There were no stock options or cash settled stock appreciation rights granted in 2014.
(3)	The amounts in this column represent the actual amounts earned under the Company’s annual cash incentive program for 2014 and 2013. No amounts were paid under the 2012 annual incentive program. For additional information regarding this program, see “Compensation Discussion and Analysis — Components of the 2014 Executive Compensation Program — Analysis of Annual Incentives.”
(4)	The Company does not provide any pension benefits and does not have a nonqualified deferred compensation plan and therefore no amounts are reported in this column.
(5)	Includes perquisites and personal benefits. All named executive officers were eligible to receive any or all of the following perquisites during all or a portion of 2014, subject to certain cost and other limitations set forth in the Company’s internal policies: (i) tax and estate planning services, (ii) annual physical, (iii) the reimbursement of country club dues and golfing fees, (iv) supplemental long-term disability insurance, and (v) certain of the Company’s products (e.g. golf clubs and balls) for personal use. Additional types of perquisites and personal benefits granted to individual named executive officers are disclosed and quantified in additional footnotes to this table, in accordance with applicable SEC disclosure requirements.
(6)	The Company believes the dollar value of dividends paid or accrued on the Company’s common stock is factored into the grant date fair value of stock and option awards presented in columns (e) and (f) above. Accordingly, the dollar value of dividends paid or accrued is not reported as “All Other Compensation” in column (i) of this table.

(7)	Includes a $7,800 Company matching contribution under its 401(k) Retirement Investment Plan. Also includes $61,695 of total perquisites and other personal benefits comprised of items (i), (ii), (iii), (iv) and (v) described above in footnote 5, and comprised of an allowance of $25,000 paid to Mr. Brewer for business expenses not otherwise reimbursable under the Company’s policies, and the reimbursement of costs related to spousal travel to certain corporate events and the related nominal tax gross-up payments for income imputed under IRS regulations.
(8)	Includes a $7,800 Company matching contribution under its 401(k) Retirement Investment Plan. Also includes $17,109 of total perquisites and other personal benefits comprised of items (i), (iii), (iv), and (v) described above in footnote 5.
(9)	Includes total perquisites and other personal benefits comprised of items (i), (ii), (iii) and (v) described above in footnote 5, in addition to a car allowance.
(10)	Includes a $7,800 Company matching contribution under its 401(k) Retirement Investment Plan. Also includes $5,775 of total perquisites and other personal benefits comprised of items (iii) and (v) described above in footnote 5, in addition to the reimbursement of costs related to corporate gifts and the related nominal tax gross-up payments for income imputed under IRS regulations.
(11)	Includes lease payments and incidental expenses of $49,697 in connection with the use of a Company car, pension benefit payments of $23,593, and $4,813 of other perquisites and personal benefits.
(12)	The amounts reported for Messrs. Boezeman and Howie were calculated using the daily average foreign currency exchange rates for the Japanese Yen and the British Pound, respectively, over the relevant period. The base salary reported for Mr. Boezeman reflects a 6.1% decrease from 2013 when measured in U.S. dollars, as a result of foreign currency exchange conversion rates. The actual base pay for Mr. Boezeman, as paid in local currency, increased by 2.5% from 2013 to 2014. The base salary reported for Mr. Howie reflects a 7.9% increase from 2013 when measured in U.S. dollars, as a result of foreign currency exchange conversion rates. The actual base pay for Mr. Howie, as paid in local currency, increased by 2.5% from 2013 to 2014.

Grants of Plan-Based Awards in Fiscal Year 2014

The following table sets forth certain information with respect to grants of awards to the named executive officers under the Company’s non-equity and equity incentive plans during fiscal year 2014. For additional information concerning the annual and long-term incentives included in the Company’s executive compensation programs, see “Compensation Discussion and Analysis — Components of the 2014 Executive Compensation Program.”

Name	Grant Date(1)		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Oliver G. (Chip) Brewer III	N/A	(2)	375,000	750,000	1,125,000
	1/31/2014	(3)				68,750	137,500	206,250					1,123,375
	1/31/2014								112,500	(4)			919,125

Bradley J. Holiday	N/A	(2)	152,031	304,062	456,093
	1/31/2014	(3)				11,458	22,917	34,375					187,232
	1/31/2014								18,750	(4)			153,188

Alex M. Boezeman	N/A	(2)	97,893	195,787	293,680
	1/31/2014	(3)				11,458	22,917	34,375					187,232
	1/31/2014								18,750	(4)			153,188

Mark F. Leposky	N/A	(2)	110,000	220,000	330,000
	1/31/2014	(3)				11,458	22,917	34,375					187,232
	1/31/2014								18,750	(4)			153,188

Neil Howie	N/A	(2)	98,306	196,612	294,918
	1/31/2014	(3)				11,458	22,917	34,375					187,232
	1/31/2014								18,750	(4)			153,188

(1)	The Compensation Committee approved the grants as of January 16, 2014.
(2)	The amounts shown in this row reflect the estimated threshold, target and maximum amounts that could have been paid to the named executive officer under the 2014 annual cash incentive program, the material terms of which are described under “Compensation Discussion and Analysis — Components of the 2014 Executive Compensation Program — Analysis of Annual Incentives.”
(3)

The amounts shown represent the threshold, target and maximum number of shares subject to PRSU awards granted to the named executive officers under the 2014 Long Term Incentive Plan. The number of PRSUs that will be eligible to vest is determined based on performance relative to certain Company-wide performance criteria for the year ended December 31, 2014. Each PRSU represents the right to receive one share of the Company’s Common Stock upon vesting of the award. The number of PRSUs that are eligible to vest after application of the 2014 performance achievement level are subject to cliff vesting on the third anniversary of the grant date provided the recipient remains employed by the Company on the vesting date. PRSUs do not have voting rights or dividend equivalent rights.

(4)	The amounts shown reflect the number of shares underlying RSU awards granted pursuant to the 2004 Equity Incentive Plan. Each RSU represents the right to receive one share of the Company’s Common Stock upon vesting of the award. These RSUs are subject to cliff vesting on the third anniversary of the grant date provided the recipient remains employed by the Company on the vesting date. RSUs do not have voting rights, but do accrue dividend equivalent rights in the form of additional restricted stock units. The additional RSUs vest only to the extent the underlying RSUs vest. The RSUs granted in 2014 accrued dividend equivalent rights during 2014, but the amounts shown do not include the additional RSUs accrued. See the table below entitled “Outstanding Equity Awards at Fiscal Year-End 2014” for information regarding accrued dividend equivalent rights.

Outstanding Equity Awards at Fiscal Year-End 2014

			Option Awards(1)					Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Oliver G. (Chip) Brewer III	1/31/2014	(4)	—	—	—	—	—	180,812	$1,392,252	—	—
	1/31/2014	(5)	—	—	—	—	—	113,071	$870,649	—	—
	2/1/2013		165,846	331,691	—	$6.52	2/1/2023	—	—	—	—
	2/1/2013	(5)	—	—	—	—	—	104,135	$801,837	—	—
	3/5/2012	(7)	533,334	266,666	—	$6.48	3/5/2017	—	—	—	—
	3/5/2012	(5)	—	—	—	—	—	304,726	$2,346,392	—	—

Bradley J. Holiday	1/31/2014	(4)	—	—	—	—	—	30,135	$232,040	—	—
	1/31/2014	(5)	—	—	—	—	—	18,845	$145,108	—	—
	2/1/2013		29,023	58,046	—	$6.52	2/1/2023	—	—	—	—
	2/1/2013	(5)	—	—	—	—	—	18,223	$140,321	—	—
	5/1/2012	(5)	—	—	—	—	—	63,993	$492,742	—	—
	1/27/2012	(7)	73,193	36,596	—	$6.69	1/27/2017	—	—	—	—
	1/27/2012	(6)	—	—	—	—	—	17,437	$134,265	—	—
	1/27/2011		59,518	—	—	$7.51	1/27/2021	—	—	—	—
	1/14/2008		29,292	—	—	$14.92	1/14/2018	—	—	—	—
	1/16/2007		34,597	—	—	$14.37	1/16/2017	—	—	—	—
	1/27/2006		31,677	—	—	$15.04	1/27/2016	—	—	—	—
	1/18/2005		77,778	—	—	$12.94	1/18/2015	—	—	—	—

Alex M. Boezeman	1/31/2014	(4)	—	—	—	—	—	30,135	$232,040	—	—
	1/31/2014	(5)	—	—	—	—	—	18,845	$145,108	—	—
	2/1/2013		29,023	58,046	—	$6.52	2/1/2023	—	—	—	—
	2/1/2013	(5)	—	—	—	—	—	18,223	$140,321	—	—
	1/27/2012	(7)	73,193	36,596	—	$6.69	1/27/2017	—	—	—	—
	1/27/2012	(6)	—	—	—	—	—	17,437	$134,265	—	—
	1/27/2011		34,010	—	—	$7.51	1/27/2021	—	—	—	—
	1/28/2010		23,458	—	—	$7.53	1/28/2020	—	—	—	—
	1/29/2009		56,283	—	—	$7.85	1/29/2019	—	—	—	—
	1/14/2008		16,738	—	—	$14.92	1/14/2018	—	—	—	—
	1/16/2007		17,299	—	—	$14.37	1/16/2017	—	—	—	—
	1/27/2006		15,839	—	—	$15.04	1/27/2016	—	—	—	—
	1/18/2005		16,666	—	—	$12.94	1/18/2015	—	—	—	—

Mark F. Leposky	1/31/2014	(4)	—	—	—	—	—	30,135	$232,040	—	—
	1/31/2014	(5)	—	—	—	—	—	18,845	$145,108	—	—
	2/1/2013		29,023	58,046	—	$6.52	2/1/2023	—	—	—	—
	2/1/2013	(5)	—	—	—	—	—	18,223	$140,321	—	—
	4/25/2012	(7)	73,193	36,596	—	$6.93	4/25/2017	—	—	—	—
	4/25/2012	(6)	—	—	—	—	—	17,437	$134,265	—	—

			Option Awards(1)					Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Neil Howie	1/31/2014	(4)	—	—	—	—	—	30,135	$232,040	—	—
	1/31/2014	(5)	—	—	—	—	—	18,845	$145,108	—	—
	2/1/2013		29,023	58,046	—	$6.52	2/1/2023	—	—	—	—
	2/1/2013	(5)	—	—	—	—	—	18,223	$140,321	—	—
	1/27/2012	(7)	73,193	36,596	—	$6.69	1/27/2017	—	—	—	—
	1/27/2012	(6)	—	—	—	—	—	17,437	$134,265	—	—
	1/27/2011		34,010	—	—	$7.51	1/27/2021	—	—	—	—
	1/28/2010		23,458	—	—	$7.53	1/28/2020	—	—	—	—
	1/29/2009		56,283	—	—	$7.85	1/29/2019	—	—	—	—
	1/14/2008		16,738	—	—	$14.92	1/14/2018	—	—	—	—
	1/16/2007		17,299	—	—	$14.37	1/16/2017	—	—	—	—
	1/27/2006		15,839	—	—	$15.04	1/27/2016	—	—	—	—
	1/18/2005		50,000	—	—	$12.94	1/18/2015	—	—	—	—

(1)	Stock options generally have a ten-year term from the date of grant and vest and become exercisable ratably over a three-year period (with 1/3 of the underlying shares vesting on each of the first three anniversaries of the grant date), subject to accelerated vesting upon termination of employment by the Company without substantial cause or by the named executive officer for good reason or in the event of a change in control of the Company as described under “Compensation Discussion and Analysis — Employment Agreements — Severance Arrangements” and “— Change-in-Control Arrangements.”
(2)	Upon termination of employment, the named executive officer generally has until the earlier of one year from the date of termination or the option expiration date to exercise his vested options. However, the options may be cancelled and rescinded and proceeds may be forfeited if the named executive officer improperly discloses or misuses confidential information or trade secrets of the Company.
(3)	Market value based on $7.70 per share, which was the closing market price of the Company’s Common Stock on December 31, 2014.
(4)	Amounts represent PRSU awards that generally vest in full on the third anniversary of the grant date. Each PRSU represents the right to receive one share of the Company’s Common Stock upon vesting of the award. The number of PRSUs that will be eligible to vest was determined based on performance relative to certain Company-wide performance criteria for the year ended December 31, 2014. The Compensation Committee determined that performance relative to such criteria was achieved at 131.5% of target, and the resulting performance achievement level was multiplied by the “target” number of PRSUs to determine the number of PRSUs that will be eligible to vest on the third anniversary of the date of grant, which number is reflected in the table above. The awards are subject to accelerated vesting upon certain terminations of employment or in the event of a change in control of the Company as described under “Compensation Discussion and Analysis — Employment Agreements — Severance Arrangements” and “— Change-in-Control Arrangements.”
(5)	Amounts represent RSU awards that generally vest in full on the third anniversary of the grant date and include additional shares that may be issued pursuant to accrued dividend equivalent rights. Each RSU represents the right to receive one share of the Company’s Common Stock upon vesting of the award. No portion of the awards vest prior to the third anniversary of the grant date, subject to accelerated vesting upon termination of employment by the Company without substantial cause or by the named executive officer for good reason or in the event of a change in control of the Company as described under “Compensation Discussion and Analysis — Employment Agreements — Severance Arrangements” and “— Change-in-Control Arrangements.”
(6)	Amounts represent phantom stock unit awards that vest on April 25, 2015 with a grant date of April 25, 2012 and that vest on January 27, 2015 with a grant date of January 27, 2012, subject to accelerated vesting upon termination of employment by the Company without substantial cause or by the named executive officer for good reason or in the event of a change in control of the Company as described under “Compensation Discussion and Analysis — Employment Agreements — Severance Arrangements” and “— Change-in-Control Arrangements.” The phantom stock units do not have voting rights and do not accrue dividend equivalent rights.
(7)	Amounts in this row represent stock appreciation rights that have a five-year term from the date of grant and vest and become exercisable ratably over a three-year period (with 1/3 of the underlying rights vesting on each of the first three anniversaries of the grant date), subject to accelerated vesting upon termination of employment by the Company without substantial cause or by the named executive officer for good reason or in the event of a change in control of the Company as described under “Compensation Discussion and Analysis — Employment Agreements — Severance Arrangements” and “— Change-in-Control Arrangements.”

Option Exercises and Stock Vested in Fiscal Year 2014

The following table sets forth information regarding phantom stock units that vested during fiscal year 2014 for the named executive officers. There were no stock option exercises during 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of shares acquired on vesting (#)(1)	Value Realized on Vesting ($)(2)
Oliver G. (Chip) Brewer III	—	—	—	—
Bradley J. Holiday	—	—	23,302	$206,223
Alex M. Boezeman	—	—	13,316	$117,847
Mark F. Leposky	—	—	—	—
Neil Howie	—	—	13,316	$117,847

(1)	The number of shares reflected in this column reflects the gross number of phantom stock units that vested prior to tax withholding. The phantom stock units were settled in cash.
(2)	The value realized is based upon the gross shares underlying the phantom stock units that vested multiplied by the closing price of the Company’s Common Stock on the date of vesting.

Potential Payments Upon Termination or Change in Control

Each of the current named executive officers has an employment agreement with the Company that provides for potential payments to such executive officer or other benefits (e.g., acceleration of vesting of long-term incentive awards) under certain circumstances following termination of employment or upon a change in control of the Company. The types and amounts of these potential payments vary depending on the following circumstances: (i) voluntary resignation by the executive officer or termination by the Company for substantial cause, (ii) termination by the Company without substantial cause, termination by the executive officer for good reason or the Company failing to renew the employment agreement within 45 days of expiration of its term, (iii) a termination event within one year following a change in control, (iv) permanent disability of the executive officer, or (v) death of the executive officer. In addition, the terms governing the long-term incentive awards granted to each of the named executive officers generally provide for the vesting of the awards immediately prior to a change in control in certain circumstances. The Company’s 401(k) Retirement Investment Plan provides for full vesting of all Company matching contribution payments for all plan participants, including the named executive officers, immediately prior to a change in control and in the event of a termination due to permanent disability. The potential payments to be made under these varying circumstances, including the conditions and schedules for such payments, are described in this Proxy Statement under “Compensation Discussion and Analysis —Employment Agreements.” That description also provides the relevant definitions of “substantial cause,” “special severance,” “incentive payments,” “change in control,” and “termination event.”

Payments Made Upon Any Termination

Regardless of the manner in which a named executive officer’s employment terminates, he is entitled to receive amounts earned during his term of employment. These amounts include:

•	Accrued but unpaid base salary; and

•	Accrued but unused paid time off.

Basis of Presentation and Underlying Assumptions

The tables below quantify the potential payments and benefits that would be provided to each named executive officer under each termination or change in control circumstance listed. The amounts shown are based on the assumption that the triggering event took place on December 31, 2014, which was the last business day of 2014, and are based on the $7.70 per share closing market price of the Company’s Common Stock on such date. It also assumes the triggering event resulted in the immediate vesting of some or all unvested long-term incentives, as applicable, and that the Compensation Committee did not elect to not accelerate the vesting, which it has the right to do in change in control circumstances. For the purposes of the following tables, the values for stock options and stock appreciation rights are the intrinsic values of the unvested portion of those awards accelerated as a result of the applicable triggering event, calculated based on the “spread” (if any) between the closing market price of the Company’s Common Stock on December 31, 2014, and the exercise prices of such accelerated awards. Such incremental amounts are in addition to the value of the vested portion of those awards, if any, and other such awards held by the named executive officer that were fully vested as of December 31, 2014, as reflected in the “Outstanding Equity Awards at Fiscal Year-End 2014” table. A different valuation method for such accelerated options would be used for purposes of evaluating any excise tax liability pursuant to 280G of the Code. The values for RSUs, PRSUs and phantom stock awards reflect the aggregate market value (based on the per share closing market price) at December 31, 2014 of the number of shares underlying the units for which vesting would have accelerated and restrictions would have lapsed upon the triggering event. The value for PRSU awards is reflected at the “target” level. The values of dividend equivalent rights accrued as of December 31, 2014, including fractional shares, are included in the values shown for RSU awards.

Amounts shown for COBRA and CalCOBRA insurance benefits are calculated through the applicable severance period and are based on premiums for COBRA coverage for health, dental, vision and prescription for up to 18 months following termination and thereafter the premiums for CalCOBRA coverage for health and prescription. Such COBRA and CalCOBRA premiums are calculated based on the coverage selected by the executive officers as of December 31, 2014 and are based on premium rates in effect at that time, which coverage and rates may vary during a severance period. Amounts shown for special severance and incentive payments assume continuous compliance with the conditions for payment set forth in the applicable employment agreement. Special severance and incentive payments may be delayed for six months following a termination event pursuant to Section 409A of the Code and the rules and regulations promulgated thereunder, and such amounts if delayed will be paid promptly after six months with interest calculated at the applicable one-year Treasury Bill rate. Amounts payable to each named executive officer with respect to a change in control or a termination event within one year of a change in control, are subject to reduction in accordance with the officer’s employment agreement to avoid imposition of excise tax for “parachute payments” within the meaning of Section 280G of the Code. See above, “Compensation Discussion and Analysis — Employment Agreements — Excise Taxes.” The following tables are based upon a theoretical triggering event. The actual amounts to be paid to any named executive officer in the event of his termination or a change in control, and the timing of such payments, and the value of any equity award acceleration benefits can only be determined at the time of, and under the circumstances of, an actual triggering event and in accordance with applicable law then in effect and reasonable interpretations thereof.

Oliver G. (Chip) Brewer III.

The following table shows the potential payments and values of equity award acceleration benefits to Mr. Brewer, the Company’s President and Chief Executive Officer, assuming the triggering event took place on December 31, 2014:

	Termination by the Company without substantial cause, termination by employee for good reason, or failure by the Company to renew expired employment agreement	Termination event within one year following change in control	Change in Control (without termination of employment)	Permanent Disability	Death
Pro-rated target short term incentive award	$—	$—	$—	$—	$—
Stock Options and/or Stock Appreciation Rights	$1,367,396	$1,563,094	$1,563,094	$1,367,396	$1,563,094
Restricted stock units and/or Performance Restricted Stock Units	$3,148,229	$5,411,134	$5,411,134	$3,148,229	$5,411,134
Phantom stock	$—	$—	$—	$—	$—
Portion of salary and target bonus	$750,000	$1,500,000	$—	$375,000	$—
COBRA and CalCOBRA premiums	$36,120	$47,368	$—	$36,120	$—
Tax and financial planning services	$13,465	$26,930	$—	$—	$—
Outplacement services	$15,000	$15,000	$—	$—	$—
Incentive payments	$750,000	$1,500,000	$—	$—	$—
401(k) accelerated vesting	$—	$—	$—	$—	$—

Total	$6,080,210	$10,063,526	$6,974,228	$4,926,745	$6,974,228

Bradley J. Holiday.

The following table shows the potential payments and values of equity award acceleration benefits to Mr. Holiday, the Company’s Senior Executive Vice President and Chief Financial Officer, assuming the triggering event took place on December 31, 2014:

	Termination by the Company without substantial cause, termination by employee for good reason, or failure by the Company to renew expired employment agreement	Termination event within one year following change in control	Change in Control (without termination of employment)	Permanent Disability	Death
Pro-rated target short term incentive award	$—	$—	$—	$—	$—
Stock Options and/or Stock Appreciation Rights	$224,937	$224,937	$224,937	$224,937	$224,937
Restricted stock units and/or Performance Restricted Stock Units	$492,742	$1,010,217	$1,010,217	$492,742	$1,010,217
Phantom stock	$134,265	$134,265	$134,265	$134,265	$134,265
Portion of salary and target bonus	$428,451	$856,902	$—	$276,420	$—
COBRA and CalCOBRA premiums	$24,080	$47,368	$—	$24,080	$—
Tax and financial planning services	$13,465	$26,930	$—	$—	$—
Outplacement services	$15,000	$15,000	$—	$—	$—
Incentive payments	$428,451	$856,902	$—	$—	$—
401(k) accelerated vesting	$—	$—	$—	$—	$—

Total	$1,761,391	$3,172,521	$1,369,419	$1,152,444	$1,369,419

Alex M. Boezeman.

The following table shows the potential payments and values of equity award acceleration benefits to Mr. Boezeman, the Company’s President of East Asia & Representative Director of CGKK, assuming the triggering event took place on December 31, 2014:

	Termination by the Company without substantial cause, termination by employee for good reason, or failure by the Company to renew expired employment agreement	Termination event within one year following change in control	Change in Control (without termination of employment)	Permanent Disability	Death
Pro-rated target short term incentive award	$—	$—	$—	$—	$—
Stock Options and/or Stock Appreciation Rights	$189,831	$224,078	$224,078	$189,831	$189,831
Restricted stock units and/or Performance Restricted Stock Units	$285,429	$459,667	$459,667	$285,429	$285,429
Phantom stock	$134,265	$134,265	$134,265	$134,265	$134,265
Portion of salary and target bonus	$182,266	$182,266	$—	$273,399	$273,399
COBRA and CalCOBRA premiums	$—	$—	$—	$—	$—
Tax and financial planning services	$—	$—	$—	$—	$—
Outplacement services	$—	$—	$—	$—	$—
Incentive payments	$182,266	$182,266	$—	$—	$—
401(k) accelerated vesting	$—	$—	$—	$—	$—

Total	$974,057	$1,182,542	$818,010	$882,924	$882,924

Mark F. Leposky.

The following table shows the potential payments and values of equity award acceleration benefits to Mr. Leposky, the Company’s Senior Vice President, Global Operations assuming the triggering event took place on December 31, 2014:

	Termination by the Company without substantial cause, termination by employee for good reason, or failure by the Company to renew expired employment agreement	Termination event within one year following change in control	Change in Control (without termination of employment)	Permanent Disability	Death
Pro-rated target short term incentive award	$—	$—	$—	$—	$—
Stock Options and/or Stock Appreciation Rights	$153,032	$187,279	$187,279	$153,032	$153,032
Restricted stock units and/or Performance Restricted Stock Units	$285,429	$517,475	$517,475	$285,429	$517,475
Phantom stock	$134,265	$134,265	$134,265	$134,265	$134,265
Portion of salary and target bonus	$316,200	$632,400	$—	$200,000	$—
COBRA and CalCOBRA premiums	$18,396	$36,636	$—	$18,396	$—
Tax and financial planning services	$13,465	$26,930	$—	$—	$—
Outplacement services	$15,000	$15,000	$—	$—	$—
Incentive payments	$316,200	$632,400	$—	$—	$—
401(k) accelerated vesting	$—	$—	$—	$—	$—

Total	$1,251,987	$2,182,385	$839,019	$791,122	$804,772

Neil Howie.

The following table shows the potential payments and values of equity award acceleration benefits to Mr. Howie, the Company’s Director and President, EMEA, assuming the triggering event took place on December 31, 2014:

	Termination by the Company without substantial cause, termination by employee for good reason, or failure by the Company to renew expired employment agreement	Termination event within one year following change in control	Change in Control (without termination of employment)	Permanent Disability	Death
Pro-rated target short term incentive award	$—	$—	$—	$—	$—
Stock Options and/or Stock Appreciation Rights	$185,843	$224,078	$224,078	$185,843	$224,078
Restricted stock units and/or Performance Restricted Stock Units	$285,429	$517,475	$517,475	$285,429	$517,475
Phantom stock	$134,265	$134,265	$134,265	$134,265	$134,265
Portion of salary and target bonus	$346,692	$346,692	$—	$178,738	$—
COBRA and CalCOBRA premiums	$—	$—	$—	$—	$—
Tax and financial planning services	$—	$—	$—	$—	$—
Outplacement services	$—	$—	$—	$—	$—
Incentive payments	$—	$—	$—	$—	$—
401(k) accelerated vesting	$—	$—	$—	$—	$—

Total	$952,229	$1,222,510	$875,818	$784,275	$875,818

PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act, shareholders of the Company are entitled to cast an advisory vote at the Annual Meeting to approve the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement. The shareholder vote is an advisory vote only and is not binding on the Company, its Board of Directors or the Compensation Committee. Although the vote is non-binding, the Compensation Committee and the Board of Directors value your opinions and will consider the outcome of the vote in analyzing its compensation philosophy and making future compensation decisions. We currently seek advisory votes on the approval of the compensation of the Company’s named executive officers on an annual basis. The next advisory vote on the approval of the compensation of the Company’s named executive officers will be at the Company’s 2016 annual meeting.

As described more fully in the “Compensation Discussion and Analysis” section and in the Summary Compensation Table and subsequent tables, the Company’s named executive officers are compensated in a manner consistent with its business strategy, competitive practice, guiding principles for executive compensation, and shareholder interests and concerns. The Company’s executive compensation program is designed to attract, retain, motivate and appropriately reward its executive officers and to align the interests of the executive officers with those of the Company’s shareholders by incentivizing the executive officers to operate the Company in a manner that creates shareholder value.

The Company has several compensation governance programs in place to manage compensation risk and align the Company’s executive compensation with long-term shareholder interests. These programs include:

•	stock ownership guidelines;

•	an independent compensation committee and compensation committee consultant; and

•	compensation forfeiture provisions contained in the employment agreements of the Company’s named executive officers.

As described in the Overview section of the Compensation Discussion and Analysis in this Proxy Statement, the Company continues to adhere to its turnaround strategy and its compensation programs for 2014 reflect both the stage of the Company’s turnaround efforts as well as the Company’s significantly improved financial results for 2014. Shareholders are encouraged to read the Compensation Discussion and Analysis and other sections of this Proxy Statement, which include a detailed discussion of the Company’s compensation practices. The Compensation Committee and the Board of Directors believe that the Company’s compensation policies, procedures and amounts are effective in implementing its compensation philosophy and in achieving its goals. This advisory shareholder vote, commonly known as “Say-on-Pay,” gives our shareholders the opportunity to approve or not approve our executive compensation program and policies by voting on the following resolution:

“RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

Vote Required

The affirmative vote of the holders of a majority of shares of Common Stock entitled to vote and present in person or represented by proxy at the Annual Meeting is required for approval of this proposal. Abstentions will be treated as being present and entitled to vote on the matter and, therefore, will have the effect of votes against the proposal. A “broker non-vote” is treated as not being entitled to vote on the matter and is not counted for purposes of determining whether the proposal has been approved.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS AN ADVISORY VOTE “FOR” THE RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

BENEFICIAL OWNERSHIP OF THE COMPANY’S SECURITIES

The following table sets forth information regarding the beneficial ownership of the Company’s Common Stock as of February 28, 2015 (except as otherwise noted) by (i) each person who is known by the Company to own beneficially more than 5% of the Company’s outstanding Common Stock, (ii) each director of the Company, (iii) each of the executive officers named in the compensation tables appearing elsewhere in this Proxy Statement and (iv) all directors and executive officers of the Company as a group. As of February 28, 2015, there were 77,800,770 shares of Common Stock issued and outstanding.

	Shares Beneficially Owned
Name and Address of Beneficial Owner(1)	Number	Percent
BlackRock, Inc.(2) 40 East 52nd Street New York, New York 10022	6,748,200	8.67%
Dimensional Fund Advisors LP(3) Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	6,575,256	8.45%
Invesco Ltd.(4) 1555 Peachtree Street NE Atlanta, Georgia 30309	5,367,737	6.90%
Thomson Horstmann & Bryant Inc.(5) 501 Merritt 7 Norwalk, Connecticut 06851	3,890,102	5.00%
Samuel H. Armacost(6)	51,013	*
Ronald S. Beard(7)	54,818	*
Alex M. Boezeman(8)	238,555	*
Oliver G. Brewer III(9)	497,413	*
John C. Cushman, III(10)	43,518	*
Alan Hocknell(11)	238,348	*
Bradley J. Holiday(12)	194,827	*
Neil Howie(13)	245,461	*
Mark F. Leposky(14)	89,737	*
John F. Lundgren(15)	24,253	*
Brian P. Lynch(16)	112,620	*
Adebayo O. Ogunlesi(17)	21,879	*
Richard L. Rosenfield(18)	59,418	*
Anthony S. Thornley(19)	38,325	*
All directors, named executive officers and other executive officers as a group (14 persons)(20)	1,910,185	2.41%

*	Less than one percent
(1)

Except as otherwise indicated, the address for all persons shown on this table is c/o Callaway Golf Company, 2180 Rutherford Road, Carlsbad, California 92008. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, to the knowledge of the Company each of the shareholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by that shareholder. Furthermore, as indicated in the following footnotes, the number of shares a holder is deemed to beneficially own for purposes of this table includes shares issuable upon exercise of stock options if the options may be exercised on or before April 29, 2015, irrespective of the price at which the Company’s Common Stock is trading on the NYSE. Consequently, included in the number of shares beneficially owned are shares issuable upon the exercise of options with exercise prices above the trading price of the Company’s Common Stock. In addition, as indicated in the following footnotes, the number of shares a holder is deemed to beneficially own for purposes of this table excludes unvested service-based restricted stock units (“RSUs”) and unvested performance-based restricted stock units (“PRSUs”) granted under such plans. The holder of unvested RSUs and PRSUs may not vote the underlying shares, but RSUs are entitled to receive dividend equivalents thereon.

(2)	Based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 22, 2015. This schedule reported that BlackRock, Inc. has sole voting power with respect to 6,539,847 shares and sole dispositive power with respect to 6,748,200 shares.
(3)	Based on a Schedule 13G/A filed by Dimensional Fund Advisors LP with the SEC on February 5, 2015. This schedule reported that Dimensional Fund Advisors LP has sole voting power with respect to 6,334,674 shares and sole dispositive power with respect to 6,575,256 shares. This schedule also reported that Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries possess voting and/or investment power over the shares owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds.
(4)	Based on a Schedule 13G/A filed by Invesco Ltd. with the SEC on January 30, 2015. This schedule reported that Invesco Ltd. has sole voting and dispositive power with respect to all such shares.
(5)	Based on a Schedule 13G filed by Thomson Horstmann & Bryant Inc. with the SEC on January 22, 2015. This schedule reported that Thomson Horstmann & Bryant Inc. has shared voting power with respect to 2,172,139 shares and sole dispositive power with respect to 3,890,102 shares.
(6)	Mr. Armacost’s non-option shares are held in a family trust with his wife as a co-trustee. Excludes 5,948 RSUs and 7,600 RSUs which are scheduled to vest on May 14, 2015 and May 15, 2016, respectively.
(7)	Includes 6,000 shares issuable upon exercise of options held by Mr. Beard, which are currently exercisable or become exercisable on or before April 29, 2015. Mr. Beard’s spouse has shared voting and investment power for his non-option shares. Excludes 5,948 RSUs and 7,600 RSUs which are scheduled to vest on May 14, 2015 and May 15, 2016, respectively.
(8)	Includes 221,673 shares issuable upon exercise of options held by Mr. Boezeman, which are currently exercisable or become exercisable on or before April 29, 2015. Excludes 18,224 RSUs which are scheduled to vest on February 1, 2016, 6,863 RSUs which are scheduled to vest on February 2, 2016, 18,845 RSUs which are scheduled to vest on January 31, 2017, 6,863 RSUs which are scheduled to vest on February 2, 2017 and 6,862 RSUs which are scheduled to vest on February 2, 2018. Also, excludes 30,136 PRSUs which are scheduled to vest on January 31, 2017.
(9)	Includes 331,692 shares issuable upon exercise of options held by Mr. Brewer, which are currently exercisable or become exercisable on or before April 29, 2015. Mr. Brewer shares voting power with his spouse with respect to 20,000 of his non-option shares. Excludes 104,135 RSUs which are scheduled to vest on February 1, 2016, 45,098 RSUs which are scheduled to vest on February 2, 2016, 113,071 RSUs which are scheduled to vest on January 31, 2017, 45,098 RSUs which are scheduled to vest on February 2, 2017 and 45,098 RSUs which are scheduled to vest on February 2, 2018. Also, excludes 180,813 PRSUs which are scheduled to vest on January 31, 2017.
(10)	All non-option shares are held jointly with his spouse. Excludes 5,948 RSUs and 7,600 RSUs which are scheduled to vest on May 14, 2015 and May 15, 2016, respectively.
(11)	Includes 211,695 shares issuable upon exercise of options held by Mr. Hocknell, which are currently exercisable or become exercisable on or before April 29, 2015. Excludes 18,224 RSUs which are scheduled to vest on February 1, 2016, 6,863 RSUs which are scheduled to vest on February 2, 2016, 18,845 RSUs which are scheduled to vest on January 31, 2017, 6,863 RSUs which are scheduled to vest on February 2, 2017 and 6,862 RSUswhich are scheduled to vest on February 2, 2018. Also, excludes 30,136 PRSUs which are scheduled to vest on January 31, 2017.

(12)	Includes 155,084 shares issuable upon exercise of options held by Mr. Holiday, which are currently exercisable or become exercisable on or before April 29, 2015. Excludes 63,993 RSUs which are scheduled to vest on May 1, 2015, 18,224 RSUs which are scheduled to vest on February 1, 2016 and 18,845 RSUs which are scheduled to vest on January 31, 2017. Also, excludes 30,136 PRSUs which are scheduled to vest on January 31, 2017.
(13)	Includes 221,673 shares issuable upon exercise of options held by Mr. Howie, which are currently exercisable or become exercisable on or before April 29, 2015. Excludes 18,224 RSUs which are scheduled to vest on February 1, 2016, 6,863 RSUs which are scheduled to vest on February 2, 2016, 18,845 RSUs which are scheduled to vest on January 31, 2017, 6,863 RSUs which are scheduled to vest on February 2, 2017 and 6,862 RSUs, which are scheduled to vest on February 2, 2018. Also, excludes 30,136 PRSUs which are scheduled to vest on January 31, 2017.
(14)	Includes 58,046 shares issuable upon exercise of options held by Mr. Leposky, which are currently exercisable or become exercisable on or before April 29, 2015. Excludes 18,224 RSUs which are scheduled to vest on February 1, 2016, 6,863 RSUs which are scheduled to vest on February 2, 2016, 18,845 RSUs which are scheduled to vest on January 31, 2017, 6,863 RSUs which are scheduled to vest on February 2, 2017 and 6,862 RSUs which are scheduled to vest on February 2, 2018. Also, excludes 30,136 PRSUs which are scheduled to vest on January 31, 2017.
(15)	Excludes 5,948 RSUs and 7,600 RSUs which are scheduled to vest on May 14, 2015 and May 15, 2016, respectively.
(16)	Includes 107,561 shares issuable upon exercise of options held by Mr. Lynch, which are currently exercisable or become exercisable on or before April 29, 2015. Excludes 10,139 RSUs which are scheduled to vest on June 1, 2015, 10,414 RSUs which are scheduled to vest on February 1, 2016, 4,902 RSUs which are scheduled to vest on February 2, 2016, 10,768 RSUs which are scheduled to vest on January 31, 2017, 4,902 RSUs which are scheduled to vest on February 2, 2017, 2,690 RSUs which are scheduled to vest on April 1, 2017 and 4,902 RSUs which are scheduled to vest on February 2, 2018. Also, excludes 17,220 PRSUs and 4,305 PRSUs which are scheduled to vest on January 31, 2017 and April 1, 2017.
(17)	Excludes 5,948 RSUs and 7,600 RSUs which are scheduled to vest on May 14, 2015 and May 15, 2016, respectively.
(18)	Includes 8,000 shares held in a trust for the benefit of Mr. Rosenfield’s children and 50 shares held by Mr. Rosenfield’s spouse. Excludes 5,948 RSUs and 7,600 RSUs which are scheduled to vest on May 14, 2015 and May 15, 2016, respectively.
(19)	Excludes 5,948 RSUs and 7,600 RSUs which are scheduled to vest on May 14, 2015 and May 15, 2016, respectively.
(20)	Includes 1,313,424 shares issuable upon exercise of options held by the individuals presented, which are currently exercisable or become exercisable on or before April 29, 2015. Excludes 827,743 RSUs and 353,018 PRSUs, all of which remain subject to future vesting.

TRANSACTIONS WITH RELATED PERSONS

It is the written policy of the Board of Directors that Company transactions in which any executive officer or director of the Company, or their immediate family members, have a material interest must be on terms which are just and reasonable to the Company. To ensure the terms are just and reasonable, all transactions in excess of $100,000 must be reviewed by the Nominating and Corporate Governance Committee, except that if the transaction is less than $1.0 million the Chair of the Committee may approve such transaction. In determining whether to approve such a transaction, the Committee considers, among other things, whether the proposed transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. The Board of Directors has also determined that certain transactions are pre-approved and do not require review by the Nominating and Corporate Governance Committee. These include (i) compensation of the executive officers and Board members, (ii) a transaction with another entity in which the interested director or executive officer has an indirect interest in the transaction solely as a result of being a director or less than 10% beneficial owner of such other entity, and (iii) transactions with another corporation or charitable organization if the director’s or executive officer’s only interest is as a non-executive officer employee of the other corporation or organization and the amount involved does not exceed the greater of $1.0 million or 2% of the revenues of such other corporation or organization.

Alan Hocknell is the Senior Vice President of Research and Development and is an executive officer of the Company. One of the Company’s other employees in the Research and Development department became Mr. Hocknell’s brother-in-law subsequent to joining the Company. His compensation is monitored by the Human Resources department and is set based upon market rates. Mr. Hocknell’s brother-in-law is not an officer of the Company. His total compensation in 2014 including benefits, while not material to the Company, exceeded the threshold for disclosure under Item 404(a) of Regulation S-K but is less than $200,000 in the aggregate.

No Incorporation by Reference

In the Company’s filings with the SEC, information is sometimes “incorporated by reference.” This means that the Company is referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Audit Committee Report” and the “Compensation and Management Succession Committee Report” contained in this Proxy Statement are not incorporated by reference into any other filings with the SEC, except to the extent they are specifically incorporated by reference into a filing. In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, Section 16 officers, and greater than 10% beneficial owners to file initial reports of ownership (on Form 3) and periodic reports of changes in ownership (on Forms 4 and 5) of Company securities with the SEC. Based solely on its review of copies of such forms (and any amendments to such forms) and such written representations regarding compliance with such filing requirements as were received from its directors, executive officers and greater than 10% beneficial owners (if any), the Company believes that all such Section 16(a) reports were filed on a timely basis during 2014.

ANNUAL REPORT

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2014, AS FILED WITH THE SEC, WITHOUT EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY SHAREHOLDER OF THE COMPANY UPON WRITTEN REQUEST TO THE COMPANY AT CALLAWAY GOLF COMPANY, ATTN: INVESTOR RELATIONS, 2180 RUTHERFORD ROAD, CARLSBAD, CALIFORNIA 92008. THE COMPANY MAKES AVAILABLE FREE OF CHARGE ON ITS WEBSITE ALL OF ITS FILINGS THAT ARE MADE ELECTRONICALLY WITH THE SEC, INCLUDING FORMS 10-K, 10-Q AND 8-K. THESE MATERIALS CAN BE FOUND AT WWW.CALLAWAYGOLF.COM IN THE “INVESTOR RELATIONS” SECTION.

SHAREHOLDER PROPOSALS

If a shareholder desires to nominate someone for election to the Board of Directors at, or to bring any other business before, the 2016 annual meeting of shareholders, then such shareholder must comply with the procedures set forth in Article II of the Company’s Bylaws in addition to any other applicable requirements and must give timely written notice of the matter to the corporate secretary of the Company. To be timely, written notice must be delivered to the corporate secretary at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the first anniversary of this year’s Annual Meeting (i.e., the 2015 Annual Meeting of Shareholders), provided, however, that in the event that the date of the 2016 annual meeting is more than 30 days before or more than 60 days after such anniversary date, then such notice to be timely must be delivered to the corporate secretary not more than 120 days prior to the 2016 annual meeting and not less than the later of (i) 90 days prior to such annual meeting or (ii) 10 days following the date of the first public announcement of the scheduled date of the 2016 annual meeting. As a result, in the event the 2016 annual meeting is not held more than 30 days before nor more than 60 days after the first anniversary of this year’s Annual Meeting, notice of nominations or other business submitted pursuant to the Company’s Bylaws must be received no later than the close of business on February 13, 2016 and no earlier than January 14, 2016. Any such notice to the corporate secretary must include all of the information specified in the Company’s Bylaws.

If a shareholder desires to have a proposal included in the Company’s proxy statement and proxy card for the 2016 annual meeting of shareholders pursuant to Rule 14a-8 promulgated under the Exchange Act, then the Company must receive notice of such proposal in writing at the Company’s principal executive offices in Carlsbad, California no later than December 5, 2015. However, if the date of the 2016 annual meeting of shareholders is more than 30 days before or after the first anniversary of this year’s Annual Meeting, then such notice must be received by the corporate secretary of the Company a reasonable time before the Company begins to print and mail its proxy materials for the 2016 annual meeting. Such proposals must comply with the other applicable requirements promulgated by the SEC in Rule 14a-8 of the Exchange Act.

OTHER MATTERS

Management knows of no matters other than those listed in the attached Notice of the Annual Meeting which are likely to be brought before the Annual Meeting. However, if any other matters should properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the proxy will vote all proxies given to them in accordance with the recommendation of the Board of Directors.

Each shareholder is urged to return a proxy as soon as possible. Any questions should be addressed to Callaway Golf Company, ATTN: Investor Relations, at 2180 Rutherford Road, Carlsbad, California 92008, telephone (760) 931-1771.

By Order of the Board of Directors,

Brian P. Lynch
Corporate Secretary

Carlsbad, California

April 2, 2015

Appendix A

Callaway Golf Company

Non-GAAP Information and Reconciliation

(In thousands, except per share data)

(Unaudited)

	EBITDA
	2014	2013	2012
Net income (loss)	$16,008	$(18,921)	$(122,946)
Interest expense, net	9,061	8,565	$4,963
Income tax provision (benefit)	5,631	5,599	$4,900
Depreciation and amortization expense	21,236	25,543	$34,411

EBITDA	$51,936	$20,786	$(78,672)

A-1

Callaway Golf Company
2015 Annual Meeting of Shareholders
Wednesday, May 13, 2015
8:30 a.m. PDT

N
W
E
S

78
College Blvd.
Faraday Ave.
Priestly Dr.
San Marcos Blvd.
(turns into Palomar Airport Rd.)
15
5
Callaway Golf Company
2180 Rutherford Road
760/931-1771
Aston Ave.
Rutherford Road
Pascal Ct
El Camino Real
College Blvd.
Hidden Valley
Palomar Airport
Palomar Airport Road

<u>From Interstate 5:</u>
Exit Palomar Airport Road
Go East on Palomar Airport Road to College Blvd.
Turn left onto College Blvd.
Turn right onto Aston Avenue
Turn right onto Rutherford Road
Turn left into parking lot at 2180 Rutherford Road

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Pacific Time, on May 13, 2015.
Vote by Internet • Go to www.investorvote.com/ELY • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals —	THIS PROXY CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED BELOW, AND “FOR” PROPOSALS 2 AND 3.	+

The Board of Directors recommends a vote FOR ALL in Item 1.
1.	Election of Directors:	01 - Oliver G. (Chip) Brewer III	02 - Ronald S. Beard	03 - Samuel H. Armacost
	Nominees:	04 - John C. Cushman, III	05 - John F. Lundgren	06 - Adebayo O. Ogunlesi
		07 - Richard L. Rosenfield	08 - Anthony S. Thornley

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

Unless otherwise specified below, this proxy authorizes the proxies named on the reverse side of this card to cumulate votes that the undersigned is entitled to cast at the Annual Meeting in connection with the election of Directors. To specify different instructions with regard to cumulative voting, write your instructions on the line below.

	For	Against	Abstain		For	Against	Abstain
2. Ratify, on an advisory basis, the appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2015.	☐	☐	☐	3. Approve, on an advisory basis, the compensation of the Company’s named executive officers.	☐	☐	☐

In their discretion, Bradley J. Holiday and Brian P. Lynch, or either of them, are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Important notice regarding the Internet availability of proxy materials for the Shareholder Meeting To Be Held on May 13, 2015: The Annual Report and Proxy Statement are available on the Internet at: http://www.allianceproxy.com/callawaygolf/2015

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

+

Proxy — CALLAWAY GOLF COMPANY

The undersigned shareholder of CALLAWAY GOLF COMPANY hereby appoints BRADLEY J. HOLIDAY AND BRIAN P. LYNCH, or either of them, proxies of the undersigned, each with full power to act without the other and with the power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Callaway Golf Company to be held at Callaway Golf Company, 2180 Rutherford Road, Carlsbad, California 92008, on May 13, 2015, at 8:30 A.M. (PDT), and at any adjournments or postponements thereof, and to vote all shares of stock of the Company standing in the name of the undersigned with all the powers the undersigned would possess if personally present, in accordance with the instructions below and on the reverse hereof, and in their discretion upon such other business as may properly come before the meeting; provided, however, that such proxies, or either of them, shall have the power to cumulate votes and cast such votes in favor of the election of some or all of the applicable director nominees in their sole discretion.

THIS PROXY CARD WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED BUT NO DIRECTION IS MADE, THIS PROXY CARD WILL BE VOTED “FOR” THE NOMINEES LISTED ON THE REVERSE HEREOF AND “FOR” ALL OTHER PROPOSALS IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

(Continued and to be marked, dated and signed, on the other side)

C	Non-Voting Items

Change of Address — Please print your new address below.		Comments — Please print your comments below.	Meeting Attendance
			Mark the box to the right if you plan to attend the Annual Meeting.	☐